                                                                     EXHIBIT 2.1

--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                 by and between

                          TA LEASING HOLDING CO, INC.,

                                       and

                            KLESCH & COMPANY LIMITED

                               Dated July 10, 2004

--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT is made as of July 10, 2004, by and between TA LEASING HOLDING CO., INC., a Delaware corporation ("Seller"),
TRANSAMERICA CORPORATION, in its capacity as guarantor pursuant to Section 5.12, and KLESCH & COMPANY LIMITED, an English-registered limited company
("Purchaser"). Capitalized terms used in this Agreement not otherwise defined have the meanings ascribed to them in Section 1.01 hereof.

                                    RECITALS

         A. Seller owns all of the issued and outstanding shares of Capital
Stock of the companies set forth on Schedule 1 hereto (the "Companies").

         B. Seller and the Purchased Entities (as defined herein) are engaged in the marine container leasing business and related businesses (the "Business").

         C. Prior to the closing of the transactions contemplated hereby, Seller and its Affiliates will engage in a restructuring (the "Restructuring") pursuant to which, among other things, the Reorganized Subsidiaries (as defined below)
will be distributed by the Companies and/or their Affiliates, as the case may be, on the terms set forth on Schedule 5.08. "Reorganized Subsidiaries" shall mean each of the companies set forth on Schedule 2 hereto.

         D. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Entities by delivery of the Shares (as defined herein), on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         Section 1.01 Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         "2003 EBITDA" shall mean the aggregate EBITDA of the Purchased Entities for the year ended December 31, 2003.

         "Acquisition" shall have the meaning set forth in Section 2.01.

         "Acquisition Proposal" shall mean any proposal or offer made by any
Person other than Purchaser or any of its Affiliates to acquire all or a substantial part of the business or properties of the Purchased Entities or any capital stock of the Purchased Entities, whether by

merger, tender offer, exchange offer, sale of assets or similar transactions involving the Purchased Entities or any subsidiary, division or operating or principal business unit thereof.

         "Adjusted Purchase Price" shall have the meaning set forth in Section
2.05(c).

         "Aegon Approval" shall have the meaning set forth in Section 7.01(d).

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control"
(including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the ownership of fifty percent (50%) or more of the equity interest of such Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this agreement and all amendments made hereto by written agreement between Seller and Purchaser, including all Schedules and
Exhibits attached hereto.

         "Ancillary Agreements" means the Noncompete Agreement and the
Transition Services Agreement.

         "Applicable Law" shall have the meaning set forth in Section 3.04.

         "Applicable Settlement Rate" shall have the meaning set forth in
Section 2.05(c).

         "Balance Sheet" shall mean the most recent balance sheet of the
Purchased Entities included in the Combined Financial Statements.

         "Benefit Plan" means any Plan, existing at the Closing Date or prior thereto, with respect to which the Purchased Entities may reasonably be expected to have any liability, or under which any Employee, former Employee, director, agent or independent contractor of the Purchased Entities or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

         "Bonus Period" shall have the meaning set forth in Section 5.10(e).

         "Bonus Plans" shall have the meaning set forth in Section 5.10(e).

         "Business" shall have the meaning set forth in the Recitals.

         "Business Day" means each day other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or regulation to close.

         "Business Material Adverse Effect" means any circumstance, development, change or effect that either individually or in the aggregate is materially adverse (x) to the business, properties, assets, liabilities, financial condition or results of operations of the Purchased Entities, taken as a whole, or (y) to the ability of Seller to perform its obligations under this Agreement;
provided, however, that none of the following will be deemed, individually or together, to constitute a "Business Material Adverse Effect": (i) any changes, circumstances

                                      -2-

or effects resulting from or relating to changes in general economic conditions,
(ii) any changes in conditions or developments generally applicable to the industries in which the Purchased Entities are involved that do not affect the
Purchased Entities disproportionately to other Persons in such industry, (iii)
any changes or modifications required by Applicable Law on and after the date hereof, and (iv) any changes, circumstances or effects attributable to the announcement or pendency of the transactions contemplated by this Agreement
(including any cancellations of lease agreements, any reductions in sales, any disruption in supplier, manufacturer, depot agent or similar relationships or any loss of employees), or resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

         "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation)
and any and all warrants or options to purchase any of the foregoing.

         "Closing" shall have the meaning set forth in Section 2.02(a).

         "Closing Date" shall have the meaning set forth in Section 2.02(a).

         "Closing Date LIBOR" shall have the meaning set forth in Section
2.05(c).

         "Closing Date Payment" shall have the meaning set forth in Section
2.03.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Combined Financial Statements" shall have the meaning set forth in
Section 2.04(a).

         "Commitment Letters" means one or more executed commitment letters from one or more financial institutions, issued to Purchaser, pursuant to which the financial institutions named therein agree to provide to Purchaser, bridge loan financing in an aggregate amount of not less than $1,200,000,000 to fund the
Acquisition, on terms consistent with the provisions of this Agreement, subject only to customary and normal conditions for transactions of this type, and otherwise on terms no less favorable in the aggregate to Purchaser than those set forth in the term sheets delivered to Seller on July 8, 2004.

         "Companies" shall have the meaning set forth in the Recitals.

         "Company Group" means any combined, unitary, consolidated or other affiliated group within the meaning of Section 1504 of the Code or otherwise, of which any Purchased Entity is or has been a member for Federal, state, local or foreign Tax purposes.

         "Confidentiality Obligations" means any confidentiality obligations set forth herein, in the Non-Disclosure Agreement or in any Ancillary Agreement to
which the parties hereto are parties or by which they are bound.

         "Confidentiality Regulations" means Treasury Regulation Section
1.6011-4(b)(3) or any successor provision of the Treasury Regulations promulgated under Section 6011 of the Code.

                                      -3-

         "Consent" shall have the meaning set forth in Section 3.04.

         "Container Leases" means those lease agreements pursuant to which a
Purchased Entity leases Containers to a lessee.

         "Containers" means marine containers (including dry cargo containers, refrigerated containers, gen sets, open top containers, flat racks and all other related equipment).

         "Contracts" shall have the meaning set forth in Section 3.13.

         "Cut-Off Date" means the last day of the month immediately preceding the month in which the Closing occurs.

         "Disclosure Schedule" means the document delivered by Seller to
Purchaser simultaneously with the execution hereof containing the information required to be included therein pursuant to this Agreement.

         "DOJ" shall have the meaning set forth in Section 5.06(b).

         "EBITDA" of the Purchased Entities for any fiscal year shall mean, for the Purchased Entities in the aggregate, the amount calculated and adjusted in accordance with Schedule 1.01(a). Schedule 1.01(a) sets forth all of the items and adjustments to be included in the calculation of EBITDA.

         "EBITDA Notice of Objection" shall have the meaning set forth in
Section 2.04(b).

         "EBITDA Statement" shall have the meaning set forth in Section 2.04(a).

         "Employee" shall have the meaning set forth in Section 3.19(c).

         "Environmental Laws" shall have the meaning set forth in Section 3.18.

         "Equipment Held for Lease" means equipment held for lease of the
Purchased Entities as presented and calculated in accordance with the Combined
Financial Statements and March 31, 2004 Balance Sheet.

         "Equity Commitments" means (i) Purchaser's commitment to provide an aggregate of $75,000,000 in equity funding to fund the Acquisition, and (ii) one or more executed commitment letters from one or more financial institutions, issued to Purchaser, pursuant to which the financial institutions named therein agree to provide to Purchaser equity financing in an aggregate amount of not less than $125,000,000 to fund the Acquisition, on terms consistent with the provisions of this Agreement, subject only to customary and normal conditions for transactions of this type, and otherwise on terms no less favorable in the aggregate to Purchaser than those set forth in the term sheets delivered to
Seller on July 8, 2004.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, and the rules and regulations promulgated thereunder.

                                      -4-

         "ERISA Affiliate" means, with respect to any Person, trade or business, any other Person, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code (or the regulations or administrative rulings issued thereunder) or Section
4001(b)(1) of ERISA that includes or included the first Person, trade or business, or that is, or was at the relevant time, a member of the same
"controlled group" as the first Person, trade or business pursuant to Section
4001(a)(14) of ERISA.

         "Federal Income Tax" means any Tax imposed under Subtitle A of the
Code.

         "Financial Institution" shall have the meaning set forth in Section
5.12.

         "Final Allocation" shall have the meaning set forth in Section 6.08.

         "Final Determination" means (i) with respect to Federal Income Taxes, a
"determination" as defined in Section 1313(a) of the Code or execution of an
Internal Revenue Service Form 870-AD and (ii) with respect to Taxes other than
Federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

         "Final Purchase Price" shall have the meaning set forth in Section
2.05(c).

         "Forte License Agreement" shall have the meaning set forth in Section
3.11(f).

         "FTC" shall have the meaning set forth in Section 5.06(b).

         "FTC Letter" shall have the meaning set forth in Section 5.06(a).

         "GAAP" shall mean, at any time or during any period, United States generally accepted accounting principles as in effect at such time or during such period (or if no period is specified, as of the date of this Agreement), applied on a consistent basis.

         "Governmental Entity" shall have the meaning set forth in Section 3.04.

         "Guarantor" shall have the meaning set forth in Section 5.12.

         "Guaranty" shall have the meaning set forth in Section 5.12.

         "Hazardous Substances" means any petroleum and petroleum products, material or substance that is defined as a "hazardous waste," "hazardous material," "hazardous substance," "solid waste," "restricted hazardous waste,"
"industrial waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" or words of similar meaning or effect under any provision of any
Environmental Law.

         "HIPAA" means the Health Insurance Portability and Accountability Act
of 1996, as amended.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended.

                                      -5-

         "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Lien on any property and (vi) all guarantee obligations.

         "Indemnified Guarantees" means the financial or performance guarantees currently in effect and provided for the benefit of the Business which are set forth on a schedule to be provided by Seller to Purchaser within ten (10) days of the date hereof; provided, however, that "Indemnified Guarantees" shall not include any guarantees that are terminable and for which Purchaser has delivered a notice to Seller to terminate such guarantee at least ten (10) days prior to the Closing Date.

         "Indemnified Party" shall have the meaning set forth in Section
9.04(a).

         "Indemnifying Party" shall have the meaning set forth in Section
9.04(a).

         "Indemnity Threshold" shall have the meaning set forth in Section
9.05(a).

         "Independent Expert" shall have the meaning set forth in Section
2.04(b).

         "Insurance Claim" shall have the meaning set forth in Section 5.13.

         "Initial Allocation" shall have the meaning set forth in Section 6.08.

         "Intellectual Property" means all goodwill, customer lists, works of authorship, inventions, patents, patent applications, trade secrets, trade secret rights, software, source codes, copyright rights and registrations, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, models, technical information, confidential business information, specifications, technical manuals and data, data bases, drawings, proprietary processes, product and services information and development and any and all other intellectual property in any format or medium, and copies and tangible embodiments thereof.

         "Intercompany Agreement" shall have the meaning set forth in Section
3.25.

         "Judgment" shall have the meaning set forth in Section 3.04.

         "Knowledge" when used in any representation or warranty with respect to
Seller means actual knowledge of any of the individuals set forth on Schedule
1.01(b) hereto or the knowledge such individuals should have acquired in the prudent exercise of each such individual's duties, and when used in any representation or warranty with respect to Purchaser means actual knowledge of
A. Gary Klesch, Ed Horne and David Green or the knowledge such individuals should have acquired in the prudent exercise of each such individual's duties.

         "Leased-In Containers" means Containers that a Purchased Entity, as lessee, leases (whether pursuant to personal property lease agreements or pursuant to finance leases, loan agreements or other secured financing arrangements).

         "Leased Property" shall have the meaning set forth in Section 3.10.

                                      -6-

         "License Agreements" shall mean all agreements (including any outstanding decrees, orders, judgments, settlement agreements or stipulations)
to which any Purchased Entity is a party or otherwise bound (whether between any
Purchased Entity and an independent Person or inter-corporate) which contain provisions granting any Purchased Entity rights in any Intellectual Property.

         "Liens" shall have the meaning set forth in Section 3.09.

         "Losses" shall have the meaning set forth in Section 9.02.

         "Major Customers" shall have the meaning set forth in Section 3.22.

         "Managed Containers" means Containers, other than Owned Containers and
Leased-In Containers, that are managed by a Purchased Entity on behalf of a third party pursuant to management agreements.

         "March 31, 2004 Balance Sheet" shall have the meaning set forth in
Section 3.05.

         "Minor Claims" shall have the meaning set forth in Section 9.05(a).

         "Multiemployer Plan" means a multiemployer plan within the meaning of
Section 3(37) of ERISA with respect to which the Companies or any ERISA
Affiliate of the Companies has, since 1999, had an obligation to contribute or, with respect 1999 and years occurring thereafter, has or could have withdrawal liability under Section 4201 of ERISA.

         "Names" and "Marks" shall have the meaning set forth in Section
5.04(a).

         "Net Working Capital" means the net working capital of the Purchased
Entities, which shall be calculated in accordance with the accounting principles used in the preparation of the March 31, 2004 Balance Sheet and in accordance with Schedule 1.01(c).

         "Noncompete Agreement" means that certain Noncompete Agreement between
Purchaser and Transamerica Corporation, substantially in the form of Exhibit A hereto.

         "Non-Disclosure Agreement" means that certain Non-Disclosure Agreement entered into by and between Transamerica Finance Corporation and Purchaser, dated as of March 18, 2004.

         "Owned Containers" means Containers that are owned by a Purchased
Entity.

         "Owned Intellectual Property" shall mean all Intellectual Property owned by any Purchased Entity.

         "Permits" means all permits, licenses, franchises, approvals or authorizations from a Governmental Entity.

         "Permitted Liens" shall have the meaning set forth in Section 3.09.

         "Person" means any individual, partnership, joint venture, association, joint stock company, corporation, trust, trustee, limited liability company, unincorporated organization, or government or other department, agency or political subdivision thereof.

                                      -7-

         "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, worker's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any
"employee benefit plan" within the meaning of Section 3(3) of ERISA, but excluding, however, any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee.

         "Plan Sponsor" shall have the meaning given such term in ERISA Section
3(16)(B).

         "Post-Closing Notice of Objection" shall have the meaning set forth in
Section 2.05(b).

         "Post-Closing Tax Period" means any taxable period (or portion thereof)
beginning after the Closing Date.

         "Pre-Closing Tax Period" means any taxable period (or portion thereof)
ending on or before 11:59 p.m. on the Closing Date.

         "Proceeding" shall have the meaning set forth in Section 3.14.

         "Property Taxes" shall have the meaning set forth in Section 6.02(b).

         "Purchase Price" shall have the meaning set forth in Section 2.01.

         "Purchased Entities" means the Companies and each of the other Persons set forth on Schedule 1.01(d).

         "Purchaser" shall have the meaning set forth in the Preamble to this
Agreement.

         "Purchaser Indemnitees" shall have the meaning set forth in Section
9.02.

         "Purchaser Material Adverse Effect" shall have the meaning set forth in
Section 4.01.

         "Purchaser's Benefit Plans" shall have the meaning set forth in Section
5.10(d).

         "Reorganized Subsidiaries" shall have the meaning set forth in the
Recitals.

         "Restructuring" shall have the meaning set forth in the Recitals.

         "Section 338(g) Elections" shall have the meaning set forth in Section
6.07(b).

         "Section 338(h)(10) Companies" shall have the meaning set forth in
Section 6.07(a).

         "Section 338(h)(10) Elections" shall have the meaning set forth in
Section 6.07(a).

                                      -8-

         "Selected Accounting Firm" means a nationally recognized accounting firm mutually chosen by Seller and Purchaser.

         "Seller" shall have the meaning set forth in the Preamble to this
Agreement.

         "Seller Indemnitees" shall have the meaning set forth in Section 9.03.

         "Shares" means all the issued and outstanding Capital Stock of the
Companies.

         "Statement" shall have the meaning set forth in Section 2.05(a).

         "Straddle Period" shall have the meaning set forth in Section 6.01.

         "Subsidiary Shares" means all the issued and outstanding Capital Stock of the Purchased Entities, other than the Shares.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security
(or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever or any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes Seller and the Purchased
Entities, including any interest, penalty, or addition thereto.

         "Tax Adjustment Amount" shall have the meaning set forth in Section
2.06(a).

         "Tax Benefit" with respect to any event or adjustment for any Person means the positive excess, if any, of the Tax liability of such Person without regard to such event or adjustment over the Tax liability of such Person taking into account such event or adjustment, with all other circumstances remaining unchanged.

         "Tax Claim" shall have the meaning set forth in Section 6.10(a).

         "Tax Cost" with respect to any event or adjustment for any Person means the positive excess, if any, of the Tax liability of such Person taking such event or adjustment into account over the Tax liability of such Person without regard to such event or adjustment, with all other circumstances remaining unchanged.

         "Tax Return" means any return (including estimated returns), declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

         "Taxing Authority" means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

         "Tax Structure" shall have the meaning set forth in Section 5.01.

         "Tax Treatment" shall have the meaning set forth in Section 5.01.

                                       -9-

         "Third Party Claim" shall have the meaning set forth in Section
9.04(a).

         "Transfer Tax" or "Transfer Taxes" means any federal, state, county, local, foreign and other sales, use, value added, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof pursuant to this Agreement, and any penalty, addition to tax or interest with respect thereto.

         "Transition Services Agreement" means that certain Transition Services
Agreement between Purchaser and Seller, substantially in the form of Exhibit B hereto.

         "Unaudited Financial Statements" shall have the meaning set forth in
Section 3.05(a). Section 1.02 Construction. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular. The Schedules and Exhibits referred to herein shall be incorporated into this Agreement as an integral part hereof to the same extent as if they were set forth verbatim herein. All "Article" and "Section"
references herein are references to Articles and Sections of this Agreement, unless otherwise specified. The Recitals and the captions and headings of
Articles and Sections of this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement. All references herein to dollars (or $) shall mean US Dollars.

                                   ARTICLE II

              PURCHASE AND SALE OF SHARES AND RELATED TRANSACTIONS

         Section 2.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section
2.02(a)), Seller agrees to sell, transfer, assign and deliver to Purchaser, the
Purchased Entities by delivering all of the Shares, free and clear of all Liens, and Purchaser agrees to purchase, acquire and accept from Seller, the Shares, for an aggregate purchase price of $1,325,000,000, subject to adjustment before the Closing Date as set forth in Section 2.04 (the "Purchase Price"), payable as set forth in Section 2.03 and subject to further adjustment after the Closing
Date as set forth in Section 2.05 and 2.06. The purchase and sale of the Shares are collectively referred to in this Agreement as the "Acquisition".

         Section 2.02 Closing; Effective Time. (a) The closing of the
Acquisition (the "Closing") shall take place at the offices of Gibson, Dunn &
Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m. on the third
Business Day after the conditions set forth in Section 7.01 have been satisfied
(or waived), or, if on such day any other condition set forth in Article VII has not been satisfied (or waived by the party or parties entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article
VII have been satisfied (or waived by the party or parties entitled to the benefit thereof), or at such other place, time and date as may be agreed by
Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

         (b) In the case of any Purchased Entity that has its principal place of business in the United States, the Closing shall be deemed to be effective as of
11:59 p.m. New York City time on the calendar day which is the Closing Date, and in the case of any Purchased

                                      -10-

Entity that has its principal place of business in a jurisdiction outside the
United States, the Closing shall be deemed to be effective as of 11:59 p.m.
local time in such principal place of business on the calendar day which is the
Closing Date. Notwithstanding anything herein to the contrary, with respect to each Employee, the Closing shall be deemed to be effective as of 11:59 p.m.
local time in the city of employment for each such Employee.

         Section 2.03 Payment of Purchase Price; Delivery of Shares. At Closing,
Purchaser shall deliver to Seller payment, by wire transfer of immediately available funds to an account designated in writing by Seller (such designation to be made at least one Business Day prior to the Closing Date), in an amount equal to the Purchase Price (the "Closing Date Payment"). At the Closing, Seller
shall deliver to Purchaser or its designee stock certificates of the Companies, duly endorsed in blank (or accompanied by duly executed stock powers), representing the Shares so as to transfer and assign to Purchaser, good and valid title to the Shares, free and clear of all Liens.

         Section 2.04 Pre-Closing Purchase Price Adjustment.

         (a) 2003 EBITDA. Within seven (7) Business Days after the date of this
Agreement, Seller shall deliver to Purchaser the combined historical balance sheets of the Purchased Entities as of December 31 in each of the years 2002 and
2003, together with combined historical statements of income, stockholders'
equity and cash flows for the periods ended December 31 in each of the years
2001, 2002 and 2003, all certified by Ernst & Young LLP, independent certified public accountants, whose reports thereon are included therein (collectively, the "Combined Financial Statements"), together with a statement (the "EBITDA
Statement") prepared by management of Seller and audited by Ernst & Young LLP in accordance with auditing standards generally accepted in the United States, setting forth the 2003 EBITDA. Concurrently with the delivery of the Combined
Financial Statements and the EBITDA Statement, Seller shall also authorize and instruct Ernst & Young LLP to provide access to Purchaser's accountants to working papers prepared by Ernst & Young LLP in the course of the audit of the
Combined Financial Statements (but not including working papers considered proprietary, privileged or otherwise prohibited from disclosure under applicable
AICPA guidelines and ethical standards).

         (b) Objections; Resolution of Disputes.

         (i) Unless Purchaser notifies Seller in writing, within 30 days after
     Seller's delivery to Purchaser of the EBITDA Statement, of any objection to the conformity of the calculations and adjustments set forth in the EBITDA
     Statement with the calculations and adjustments set forth in Schedule
     1.01(a) (the "EBITDA Notice of Objection"), the EBITDA Statement shall become final and binding. During such 30-day period, Purchaser and its representatives shall be afforded reasonable access, during normal business hours, to Seller's employees for purposes of reviewing the EBITDA Statement and related books and records. Any EBITDA Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.

         (ii) If Purchaser provides the EBITDA Notice of Objection to Seller within such 30-day period, Purchaser and Seller shall, during the 30-day period following Seller's receipt of the EBITDA Notice of Objection, attempt in good faith to resolve Purchaser's objections. During such 30-day period, Seller and its representatives shall be permitted to review the working papers of Purchaser relating to the EBITDA Notice of Objection and the basis therefor. If Purchaser and Seller are unable to resolve all such

                                      -11-

     objections within such 30-day period, the matters remaining in dispute shall be submitted to a Selected Accounting Firm (and, if Purchaser and
     Seller are unable to so agree on a Selected Accounting Firm within 10 days after the end of such 30-day period, then Purchaser and Seller shall each select such a firm and such firms shall jointly select a third nationally recognized firm to resolve the disputed matters) (such Selected Accounting
     Firm or, if applicable, such selected firm being the "Independent Expert").
     The parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no
     event later than 30 days after its selection. The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent Expert incurred under this Section 2.04(b) shall be shared ratably by Purchaser and Seller in proportion to the
     relative difference between the result obtained by the Independent Expert to Purchaser's position, on the one hand, and to Seller's position, on the other hand. After the EBITDA Statement shall have become final and binding, the Purchase Price shall be adjusted in accordance with Section 2.04(c)
     below.

         (c) Adjustment to Purchase Price. The Purchase Price shall be decreased by an amount equal to (i) the amount, if any, by which the 2003 EBITDA is less than $218,006,000, multiplied by (ii) 6.1.

         Section 2.05 Post-Closing Purchase Price Adjustment.

         (a) Net Working Capital; Equipment Held for Lease. Within 60 days after the Closing Date, Purchaser shall cause to be prepared and delivered to
     Seller a balance sheet for the Purchased Entities as of the Cut-Off Date, which shall have been audited at Purchaser's expense by Purchaser's auditor, together with a statement (the "Statement") prepared by such auditor setting forth (i) the Net Working Capital of the Purchased Entities as of the close of business on the Cut-Off Date (including a separate item setting forth the amount, if any, of current Taxes payable allocable to
     Straddle Period Taxes), and (ii) the net book value of Equipment Held for
     Lease as of the close of business on the Cut-Off Date. After the Closing
     Date, at Purchaser's reasonable request, Seller shall assist Purchaser and its representatives with respect to the preparation of the Statement as may be reasonably requested.

         (b) Objections; Resolution of Disputes.

         (i) Unless Seller notifies Purchaser in writing within 30 days after
     Purchaser's delivery to Seller of the Statement of any objection to the computation of Net Working Capital or Equipment Held for Lease set forth therein (the "Post-Closing Notice of Objection"), the Statement shall become final and binding. During such 30-day period Seller and its representatives shall be permitted to review the working papers of
     Purchaser relating to the Statement and shall be afforded reasonable access, during normal business hours, to Purchaser's employees for purposes of reviewing the Statement and related books and records. Any Post-Closing
     Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.

         (ii) If Seller provides the Post-Closing Notice of Objection to
     Purchaser within such 30-day period, Purchaser and Seller shall, during the
     30-day period following Purchaser's receipt of the Post-Closing Notice of
     Objection, attempt in good faith to resolve Seller's objections. During such 30-day period, Purchaser and its

                                      -12-

         representatives shall be permitted to review the working papers of
         Seller relating to the Post-Closing Notice of Objection and the basis therefor. If Purchaser and Seller are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to the Independent Expert. The parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 30 days after its selection. The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent
         Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent
         Expert incurred under this Section 2.05(b) shall be shared ratably by
         Purchaser and Seller in proportion to the relative difference between the result obtained by the Independent Expert to Purchaser's position, on the one hand, and to Seller's position, on the other hand. After the
         Statement shall have become final and binding, neither party may have any further right to make any claims against the other party in respect of (i) any element of Net Working Capital or Equipment Held for Lease, as the case may be or (ii) any payment made pursuant to Section
         2.05(c).

         (c) Adjustment Payment. The Purchase Price shall be: (A) decreased by an amount equal to (i) the amount, if any, by which Net Working Capital as of
Closing is less than $4,919,000; plus (ii) the amount, if any, by which the net book value of Equipment Held for Lease as of Closing is less than
$1,081,539,000; and (B) increased by an amount equal to the amount, if any, by which the net book value of Equipment Held for Lease as of Closing is greater than $1,081,539,000 (the Purchase Price as so increased or decreased being hereinafter called the "Adjusted Purchase Price"). Within 10 days after the
Statement has become final and binding in accordance with Section 2.05(b), (i)
if the Closing Date Payment is greater than the Adjusted Purchase Price, Seller shall pay to Purchaser an amount equal to such difference, plus simple interest thereon at the Applicable Settlement Rate from the Closing Date to the date payment is made in full, and (ii) if the Closing Date Payment is less than the
Adjusted Purchase Price, Purchaser shall pay to Seller an amount equal to such difference, plus simple interest thereon at the Applicable Settlement Rate from the Closing Date to the date payment is made in full (the Closing Date Payment as so increased or decreased being hereinafter called the "Final Purchase
Price"). Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser or
Seller, as the case may be. For purposes of this Section 2.05(c), (x) the
"Applicable Settlement Rate" shall be Closing Date LIBOR plus one percent (1%), and (y) "Closing Date LIBOR" shall be the London Interbank Offered Rate (LIBOR)
as reported on the Closing Date in The Wall Street Journal for the specified interval of calendar months (expressed as the 3-month LIBOR rate, 6-month LIBOR rate, 9-month LIBOR rate and so on, as applicable) that most closely corresponds to the time period between the Closing Date and the date that payment in full pursuant to this Section 2.05(c) is made.

         Section 2.06 Tax Adjustment Amount

         (a) In addition to adjustments to the Purchase Price pursuant to
Section 2.05, the Purchase Price shall be increased by an amount equal to pre-tax income for the period commencing on July 1, 2004 and ending on the
Cut-Off Date prepared in accordance with GAAP, on a consistent basis in accordance with past practices and without giving any effect to income from forgiveness of indebtedness, restructuring or other actions taken by Seller or the Purchased Entities in contemplation of the transaction contemplated hereby, times .375 (the "Tax Adjustment Amount").

                                      -13-

         (b) Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a calculation of the Tax Adjustment Amount.
Thereafter, rules similar to those set forth in Section 2.05(b) shall apply to such calculation.

         (c) Payment of the Tax Adjustment Amount shall be made in accordance with the procedures set forth in Section 2.05(c).

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Each representation and warranty contained in this Article III is qualified by the corresponding section of the Disclosure Schedule attached hereto (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein). This
Article III and the Disclosure Schedule shall be read together as an integrated provision. Seller hereby represents, covenants and warrants to Purchaser as follows:

         Section 3.01 Corporate Organization and Good Standing. Seller and each of the Purchased Entities is duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation or organization, with full corporate power and authority to carry on their respective businesses as such businesses are now conducted, and to own, lease or operate their assets and properties. Seller and each of the Purchased Entities is duly qualified to do business and in good standing in every jurisdiction in which the character of the properties owned or leased by them or the nature of the business conducted by them makes such qualification necessary, except where failure to be so qualified would not have a Business Material Adverse Effect.
Complete and accurate copies of the charter documents and bylaws (if applicable)
of Seller and each of the Purchased Entities, with all amendments thereto to the date hereof, have been made available to Purchaser or its representatives.

         Section 3.02 Ownership of Capital Stock. (a) The authorized Capital
Stock of each of the Purchased Entities consists of the number of shares of
Capital Stock, the par value per share of such Capital Stock, and the number of shares issued and outstanding as described on Schedule 3.02(a).

         (b) Seller owns all of the outstanding Shares. The Shares are validly issued, fully paid and nonassessable. Seller has good and valid title to, and sole record and beneficial ownership of, the Shares. Except as set forth on
Schedule 3.02(b), the Shares are held by Seller free and clear of all Liens. The
Companies own, directly or indirectly, all of the outstanding Subsidiary Shares.
The Subsidiary Shares are validly issued, fully paid and nonassessable. The
Companies have good and valid title to, and sole record and beneficial ownership of, the Subsidiary Shares. Except as set forth on Schedule 3.02(b), the
Subsidiary Shares are held by the Companies free and clear of all Liens.

         (c) Neither Seller nor the Companies have granted, issued or agreed to grant or issue any equity interests in the Purchased Entities other than the
Shares and the Subsidiary Shares, there are no outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interests of the Purchased Entities, and there are no outstanding contractual obligations of
Seller or the Purchased Entities to repurchase, redeem or otherwise acquire any
Shares or Subsidiary Shares, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Purchased Entity or any other Person.

                                      -14-

         (d) There are no voting trusts or other agreements or understandings to which Seller or any Purchased Entity is a party with respect to the voting of the capital stock of any of the Purchased Entities.

         (e) Except for the Subsidiary Shares and as set forth on Schedule
3.02(e), the Companies do not directly or indirectly own, either of record or beneficially, any equity interest in any other entity.

         Section 3.03 Authorization. Seller has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated by this Agreement and such Ancillary Agreements. Each Purchased Entity has full corporate power and authority to execute the Ancillary Agreements, if any, to which it is, or is specified to be, a party and to consummate the transactions contemplated by such Ancillary Agreements. Seller has taken all corporate action required by its certificate of incorporation and bylaws to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements. Each
Purchased Entity has taken all corporate action required by its corporate organizational documents to authorize the execution and delivery of the
Ancillary Agreements, if any, to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated by such Ancillary
Agreements. Seller has duly executed and delivered this Agreement, and this
Agreement and each Ancillary Agreement, when duly executed and delivered by
Purchaser as contemplated by this Agreement, will be duly authorized, executed and delivered by Seller and will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles. Each Ancillary Agreement, if any, to which a Purchased Entity is a party, when duly executed and delivered by Purchaser as contemplated by this
Agreement, will be duly authorized, executed and delivered by such Purchased
Entity and will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles.

         Section 3.04 No Conflicts or Violations; No Consents or Approvals
Required. The execution and delivery by Seller of this Agreement does not, the execution and delivery by Seller and each of the Purchased Entities of each
Ancillary Agreement to which it is, or is specified to be, a party will not, and in the case of Seller, the consummation of the transactions contemplated by this
Agreement and such Ancillary Agreements, or, in the case of each of the
Purchased Entities, the transactions contemplated by such Ancillary Agreement to which such Purchased Entity is a party, will not (i) in the case of Seller, violate, conflict with or result in any breach of any provision of its certificate of incorporation or bylaws and, in the case of each of the Purchased
Entities, violate, conflict with or result in any breach of any provision of its comparable corporate organizational documents, (ii) except as set forth in
Schedule 3.04, violate, result in the termination or the acceleration of, or conflict with or constitute a default (with or without notice thereof of lapse of time) under, or result in the creation or imposition of any Lien, other than
Permitted Liens or Liens caused by Purchaser, upon any of the properties or assets of the Purchased Entities pursuant to, any agreement, contract, mortgage, indenture, lease, franchise, Permit or other instrument to which Seller or any of the Purchased Entities is a party or by which any of the properties or assets of the Purchased Entities is bound, or (iii) violate any judgment, order or decree ("Judgment") or statute, law, ordinance, rule or

                                      -15-

regulation ("Applicable Law") applicable to Seller or any of the Purchased
Entities or any of the properties or assets of the Purchased Entities, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to have a Business Material Adverse Effect. Except as set forth on Schedule 3.04, no consent, approval or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a "Governmental Entity"), is required to be obtained or made by or with respect to Seller or any of the Purchased Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than (A) compliance with and filings under the HSR Act, and (B) those the failure of which to obtain or make would not reasonably be expected to have a Business Material Adverse Effect. Except as set forth on
Schedule 3.04, no Consent of any third party that is not a Governmental Entity is required to be obtained or made by or with respect to Seller or any of the
Purchased Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than those the failure of which to obtain or make would not reasonably be expected to have a
Business Material Adverse Effect.

         Section 3.05 Financial Statements. (a) Attached as Schedule 3.05(a)
hereto are (i) the unaudited combined balance sheets of the Purchased Entities as of December 31 in each of the years 2001 through 2003, together with unaudited combined statements of income, stockholders' equity and cash flows for each of the years then ended (not including notes thereto), and (ii) an unaudited combined balance sheet of the Purchased Entities as of March 31, 2004
(the "March 31, 2004 Balance Sheet") and unaudited combined statements of income, shareholders' equity and cash flows for the quarterly period then ended
(collectively, the "Unaudited Financial Statements"). The Unaudited Financial
Statements have been prepared from, are in accordance with and accurately reflect, in all material respects, the books and records of the Purchased
Entities, have been prepared in accordance with U.S. GAAP on a consistent basis during the periods involved, and fairly present, in all material respects, the combined financial position and the combined results of operations and cash flows of Purchased Entities as of the times and for the periods referred to herein.

         (b) The Combined Financial Statements delivered pursuant to Section
2.04 will be prepared from, will be in accordance with and will accurately reflect, in all material respects, the books and records of the Purchased
Entities, will be prepared in accordance with U.S. GAAP on a consistent basis during the periods involved and will fairly present, in all material respects, the combined financial position and the combined results of operations and cash flows of Purchased Entities as of the times and for the periods referred to herein.

         Section 3.06 Books and Records. The books of account, minute books, stock record books and other records of the Purchased Entities are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls that is adequate for the Business as currently conducted. True and complete copies of all minute books and all stock record books of the Purchased
Entities have heretofore been delivered or will be made available to Purchaser.

         Section 3.07 No Undisclosed Liabilities. Except (a) as disclosed in the
Combined Financial Statements and the March 31, 2004 Balance Sheet and (b) for
liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the March 31, 2004 Balance Sheet, no
Purchased Entity has any liability or obligation of

                                      -16-

any nature, whether or not accrued, contingent or otherwise, that has, or would be reasonably likely to have, a Business Material Adverse Effect.

         Section 3.08 Accounts Receivable. All accounts receivable of the
Purchased Entities, whether reflected in the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business and represent accounts receivable that have been created pursuant to bona fide transactions.

         Section 3.09 Assets Other than Real Property Interests. The Purchased
Entities have good, valid and marketable title to all material properties or assets of the Purchased Entities, in each case free and clear of all mortgages, liens, charges, claims, pledges or other encumbrances of any kind (collectively,
"Liens"), except (i) such Liens as are set forth in Schedule 3.09, (ii)
mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business with respect to a liability that is not yet due or delinquent, (iii) Liens arising under original purchase price conditional sales Contracts or equipment leases with third parties entered into in the ordinary course of business, (iv) purchase options granted to lessees pursuant to Container Leases entered into in the ordinary course of business and which are set forth on Schedule 3.09, and (v) other minor imperfections of title, licenses or encumbrances, which, individually or in the aggregate with such other Liens described in clauses (i) through (iv), could not reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted (the
Liens described in clauses (i) through (v) above are referred to collectively as
"Permitted Liens"). Except as set forth on Schedule 3.09, the rights, properties and other assets presently owned by the Purchased Entities, together with the rights, properties and other assets presently leased or licensed by third parties unaffiliated with the Purchased Entities, include all the rights, properties and other assets used in, and all the rights, properties and other assets necessary for, the conduct of the Business as currently conducted by the
Purchased Entities.

         Section 3.10 Real Property. None of the Purchased Entities owns, directly or indirectly, in whole or in part, any interest in any real property.
Schedule 3.10 sets forth a list of all real property and interests in real property leased by one of the Purchased Entities and used or held for use in the operation or conduct of the Business (individually, a "Leased Property"). Each lease with respect to a Leased Property is a valid and binding obligation of one of the Purchased Entities and is in full force and effect and neither the applicable Purchased Entity, nor to the Knowledge of Seller, the landlord, is in default of its obligations thereunder. With respect to each Leased Property, except as set forth on Schedule 3.10, (i) the only documents existing with respect to the Leased Property are those previously delivered and none of such documents have been amended or modified, and there are no other agreements
(written or oral) with respect to such Leased Property, (ii) there are no tenant improvements or similar monetary obligations owing to the landlord under the related lease that have not been paid by the Purchased Entities, (iii) there are no security deposits held by the landlord with respect to the related lease, and there is no obligation by the Purchased Entities to restore any security deposit. The Leased Property constitutes all of the real property used in, and necessary for the conduct of, the Business as currently conducted by the
Purchased Entities.

         Section 3.11 Intellectual Property. (a) Schedule 3.11(a) sets forth, for all of the following included in the Owned Intellectual Property, a complete and accurate list of all United States, state, foreign and international (i)
patents and patent applications, (ii) trademark registrations, applications and material unregistered trademarks, including, without limitation,

                                      -17-

Internet domain names, (iii) copyright registrations, applications and material unregistered copyrights and (iv) software.

         (b) Schedule 3.11(b) sets forth a complete and accurate list of (i) all
License Agreements other than end-user licenses of commercially available
"off-the-shelf" software, and (ii) all agreements in which any Purchased Entity grants to any Person rights in any Owned Intellectual Property. The License
Agreements are valid and binding obligations of the Purchased Entity, enforceable in accordance with their terms, and, to the Knowledge of Seller, there exists no event or condition (including the consummation of the transactions contemplated by this Agreement) which will result in a violation or breach of, or constitute a default by any Purchased Entity, or the other party thereto, under any such License Agreement.

         (c) To the Knowledge of Seller, the Owned Intellectual Property and
Intellectual Property licensed under the License Agreements constitute all of the Intellectual Property necessary for the conduct of the Business by the
Purchased Entities after the Closing in the same manner as currently conducted by the Purchased Entities.

         (d) All Owned Intellectual Property is owned by a Purchased Entity, free and clear of all Liens. To the Knowledge of Seller, the Owned Intellectual
Property that is the subject of a License Agreement has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned. No Purchased Entity has granted to any third Person any exclusive right with respect to any of the Owned Intellectual Property.

         (e) There is no pending or, to the Knowledge of Seller, threatened claim against any Purchased Entity (i) alleging that the Purchased Entity, the
Owned Intellectual Property or the Intellectual Property licensed under any
License Agreements infringes, misappropriates, dilutes or otherwise violates any
Intellectual Property rights of any third Person, or (ii) challenging any
Purchased Entity's ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property.

         (f) During the two-year period prior to the date hereof, no Purchased
Entity has brought or threatened in writing a claim against any Person (i)
alleging infringement, misappropriation, dilution or any other violation of the
Owned Intellectual Property (other than with respect to Terms 2000 (as defined below)) or the License Agreements (other than that certain license agreement between Forte Software Inc. and Transamerica Leasing Inc. (the "Forte License
Agreement")) or (ii) challenging any Person's ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property. No
Purchased Entity has brought or threatened a claim against any Person alleging infringement, misappropriation, dilution or any other violation of Terms 2000 or the Forte License Agreement. As used herein, "Terms 2000" shall refer to the proprietary equipment tracking and billing system developed for Transamerica
Leasing Inc.

         (g) The Purchased Entities have taken reasonable measures to protect the confidentiality of the trade secrets included in Terms 2000. No trade secrets included in Terms 2000 have been disclosed or authorized to be disclosed to any third Person other than pursuant to a written agreement that adequately protects the Purchased Entities proprietary interests in such trade secrets. To the Knowledge of Seller, no third Person that is a party to any non-disclosure agreement with any Purchased Entity thereof is in breach or default thereof.

                                      -18-

Section 3.12 Litigation. Schedule 3.12 lists (a) each action, suit, claim or proceeding (including, but not limited to, any arbitration proceeding) pending or, to the Knowledge of Seller, threatened during the two-year period prior to the date hereof, and (b) each investigation pending or, to the Knowledge of
Seller, threatened during the two-year period prior to the date hereof, against any Purchased Entity at law or in equity, or before or by any Governmental
Entity. None of the Purchased Entities is, in any material respect, in default with respect to any order, writ, injunction or decree known to or served upon such entity of any Governmental Entity.

         Section 3.13 Contracts. Schedule 3.13 lists:

         (i) each Container Lease with any Major Customer (as defined in Section
     3.22);

         (ii) each management agreement for Managed Containers that provides for the management of 500 or more Containers;

         (iii) each contract, legally binding arrangement or agreement or purchase order for the purchase of Containers that have not been delivered as of the date hereof;

         (iv) each agreement that adversely affects or restricts the freedom of any of the Purchased Entities to compete in its lines of business or with any Person or in any geographical area or otherwise to conduct the Business as presently conducted;

         (v) each depot agency agreement pursuant to which a Purchased Entity has made any payment to a depot agent since January 1, 2003, or to which there is a payment obligation that is not contingent on actual use of the depot; (vi) each contract or agreement with any Employee;

         (vii) each agreement for the disposition of material assets or properties of any of the Purchased Entities, except for dispositions in the ordinary course of business; and

         (viii) all other material contracts and agreements to which any of the
     Purchased Entities is a party relating to or affecting the operation of the
     Business and which require an annual payment by a Purchased Entity in excess of $250,000 (other than the leases for Leased Property set forth on
     Schedule 3.10).

         The contracts set forth in clause (i)-(viii) above, together with the leases for the Leased Property set forth on Schedule 3.10 are collectively referred to as the "Contracts." Each Contract is valid, binding and in full force and effect, and is enforceable by the Purchased Entity, as applicable, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles. Each Purchased
Entity that is a party to a Contract has performed in all material respects the obligations required to be performed by it under such Contract. There has not occurred any material breach or material default under any depot agency agreement or Container Lease by the other party thereto, and to the Knowledge of
Seller there has not occurred any breach or default under any Contract that is not a depot agency agreement or Container Lease by the other party thereto.
Except as set forth in Schedule 3.10, since January 1, 2003, no Purchased Entity has received or given any written notice of default under any Contract to which it is a party.

                                      -19-

         Section 3.14 Permits. The Purchased Entities have obtained and have in effect all Permits necessary to conduct the Business as it is presently being conducted in accordance with the ordinances, rules, requirements and regulations of any Governmental Entity having jurisdiction. Except as set forth in Schedule
3.14, (i) all Permits necessary to conduct the Business as it is presently being conducted are validly held by one of the Purchased Entities, and the applicable
Purchased Entity has complied in all material respects with the terms and conditions thereof, (ii) during the past twelve months neither Seller nor any of the Purchased Entities has received written notice of any suit, action or proceeding (a "Proceeding") relating to the revocation or material modification of any such Permits and (iii) none of such Permits would reasonably be expected to be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the
Acquisition.

         Section 3.15 Compliance with Applicable Law. The operation of the
Business is, and has been, conducted in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities that affect the business, properties or assets of the Business, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Without limiting the foregoing, the operations of the Business do not violate or fail to comply with applicable health, fire, safety, zoning or building codes, laws or ordinances, rules or regulations, including, without limitation, the International
Convention for Safe Containers or the continuous safety inspection system overseen by the United States Coast Guard, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a
Business Material Adverse Effect. The Purchased Entities have not received any written notice of any material violation of any such law, regulation, order or other legal requirement, and are not in material default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to any Purchased Entity or any of their respective assets, properties or operations. There are no pending or, to the Knowledge of Seller, threatened actions or proceedings by any Governmental Entity alleging violations in any material respect of such codes, laws or ordinances.

         Section 3.16 Benefit Plans. All Benefit Plans are listed in Schedule
3.16, and copies of all material documentation relating to such Benefit Plans have been delivered or made available to Purchaser (including copies of written
Benefit Plans, written descriptions of Benefit Plans, summary plan descriptions, trust agreements, the three most recent annual returns on Form 5500, employee communications and IRS determination letters). Except as set forth on Schedule
3.16:

         (a) each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including ERISA, the Code and any applicable non-United
States Laws, except to the extent that any failure with respect thereto could not reasonably be expected to result in a material liability to the Purchased
Entities, and each Benefit Plan intended to qualify under section 401(a) of the
Code has received a favorable determination or opinion letter to that effect and, to the Knowledge of Seller and the Purchased Entities, no event has occurred since the date of such determination or opinion letter that could reasonably be expected to result in the loss of the tax qualification of such
Benefit Plan;

         (b) no Benefit Plan is a Multiemployer Plan and there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under Title IV of ERISA, that could be a material liability of the Purchased Entities following the

                                      -20-

Closing Date, other than for premiums payable to the Pension Benefit Guaranty
Corporation under Title IV of ERISA;

         (c) no benefit under any Benefit Plan, including without limitation any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement either alone or in conjunction with another event (e.g., termination of employment);

         (d) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of
Subtitle B of Title I of ERISA or section 4980B of the Code or any state or non-United States laws requiring continuation of benefits coverage following termination of employment;

         (e) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the
Knowledge of Seller or the Purchased Entities, threatened against or with respect to any Benefit Plan that could reasonably be expected to result in a material liability to the Purchased Entities and to the Knowledge of Seller,
there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action or other litigation;

         (f) all contributions to Benefit Plans that were required to be made under such Benefit Plans have been or will be made in accordance with such local
Law and the terms of such Benefit Plans, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with generally accepted accounting principles in the local jurisdiction, Seller and the Purchased Entities have performed all material obligations required to be performed under all Benefit Plans; and

         (g) the consummation of the transactions contemplated by this Agreement will not result in any Purchased Entities having to make or being bound by any commitment or obligation to make any "excess parachute payment" within the meaning of Section 280G of the Code.

         Section 3.17 Tax Matters. Except as set forth in Schedule 3.17:

         (a) Each Purchased Entity and each Company Group has filed, and with respect to Tax Returns the due date for filing of which is after the date hereof and before the Closing Date, will file, on a timely basis all material Tax
Returns required to be filed. All such Tax Returns are, or in the case of Tax
Returns the due date for filing of which is after the date hereof and before the
Closing Date, will be, true and complete in all material respects.

         (b) With respect to all Taxes imposed on each Purchased Entity and each
Company Group in any taxable period or portion of a period ending on or before the Closing Date, (i) all applicable Tax laws have been, or with respect to the period between the date hereof and the Closing Date, will be, complied with in all material respects, and (ii) all Taxes required to be paid to Taxing
Authorities or others on or before the date hereof have been, or in the case of such Taxes the due date for payment of which is between the date of this
Agreement and the Closing Date will be, timely paid in full.

         (c) (i) no Tax Return of any Purchased Entity or any Company Group is
currently under examination by the Internal Revenue Service, (ii) no material
Tax Return of any Purchased Entity or any Company Group is under audit or examination by any other Taxing

                                      -21-

Authority, and (iii) no notice of such an audit or examination has been received by any Purchased Entity.

         (d) No material adjustment to the Tax liability of any Purchased Entity has been proposed in writing (or is currently pending) by any Taxing Authority in connection with any Tax Return of any Purchased Entity. All deficiencies asserted or assessments made as a result of any examinations have been fully paid or are fully reflected as a liability in the financial statements of the applicable Purchased Entity. No extensions or waivers of the statute of limitations for Federal, foreign or material state and local Tax Returns for any
Purchased Entity are currently in effect for any taxable year.

         (e) There are no liens for Taxes (other than liens for current Taxes not yet due and payable) on any of the assets of the Purchased Entities.

         (f) The Combined Financial Statements reflect an adequate reserve for all Taxes payable by the Purchased Entities for all taxable periods and portions thereof through the date of such financial statements, exclusive of any accruals established to reflect timing differences and any accruals reflected only in the notes thereto.

         (g) None of the Purchased Entities or any Company Group is a party to or is bound by any Tax sharing agreement that will not have been terminated at or prior to Closing, Tax indemnity obligation, group relief obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

         (h) (i) none of the Purchased Entities is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) none of the Purchased Entities is a party to any "disqualified leasebacks or long-term agreements" within the meaning of Section 467(b)(4) of the Code, and (iii) none of the assets of the Purchased Entities is subject to a lease under Section
7701(h) of the Code or under any predecessor section thereof.

         (i) With respect to any open taxable year, the Purchased Entities have employed the alternative depreciation system under Section 168(g)(1)(A) of the
Code for all tangible property used predominantly outside the United States
(within the meaning of Sections 168(g)(1) and (d)(4) of the Code). None of the
Purchased Entities is a party to any lease arrangement that is not characterized as a true lease for U.S. federal income tax purposes. With respect to any open taxable year, the Purchased Entities have properly identified, and timely and properly made an election under Revenue Procedure 90-10 with respect to all assets that do not constitute "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

         (j) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any
Tax Returns required to be filed with respect to the Purchased Entities and none of the Purchased Entities or any Company Group has requested any extension of time within which to file any Tax Return, which return has not yet been filed.
No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of any of the Purchased Entities or any
Company Group.

         (k) Each of the Purchased Entities has complied in all respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes

                                      -22-

pursuant to Sections 1441, 1442, 1446, 3121 and 3402 of the Code or any
comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under such laws.

         (l) None of the Purchased Entities has been a party to any distribution occurring during the last three (3) years that was treated by the parties as a tax-free distribution under Section 355 of the Code.

         (m) None of the Purchased Entities is a party to any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2) or similar provision under state or foreign law.

         (n) None of the Purchased Entities is a United States real property holding company within the meaning of Section 897 of the Code.

         (o) The Seller is not a "foreign person" within the meaning of Section
1445 of the Code.

         (p) None of the Purchased Entities has ever (i) made an election under
Section 1362 of the Code to be treated as an S corporation for Federal Income
Tax purposes, or (ii) made any similar election under any comparable provision of any state, local or foreign tax law.

         (q) Each of the Purchased Entities has complied with the requirements of, and none of the Purchased Entities have agreed to or are required to make any adjustments pursuant to, Section 482 (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign tax law.

         (r) Each Purchased Entity that is a corporation organized under the laws of the United States is, and until the Closing Date will be, a member of
Seller's consolidated group for U.S. Federal Income Tax purposes. With respect to each Purchased Entity that is organized under the laws of a foreign jurisdiction, stock satisfying the requirements of Section 1504(a)(2) of the
Code is, and until the Closing Date will be, owned by Seller or one of the
Purchased Entities.

Section 3.18 Environmental Matters. Except as set forth in Schedule 3.18, and except for any matter that would not reasonably be expected to have a Business
Material Adverse Effect, (i) each Purchased Entity is in compliance with, and has no response, remediation or investigation obligation or liabilities pursuant to, all United States federal, state, local or, to the Knowledge of Seller, foreign law, rules, regulations or legal requirements relating to (A) releases, discharges or emissions, or threatened releases, discharges or emissions, of
Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous
Substances; or (C) pollution or protection of the environment or the protection of human health or safety ("Environmental Laws"), which compliance includes the possession by the Purchased Entities of all Permits required under applicable
Environmental Laws to operate the Business and compliance with the terms and conditions thereof; (ii) within the past three (3) years, neither Seller nor the
Purchased Entities have received any communication from a Governmental Entity or any other Person that alleges Seller or the Purchased Entities are not in such compliance;

                                      -23-

(iii) there are no pending or, to the Knowledge of Seller, threatened
Proceedings against Seller or any of the Purchased Entities alleging that the
Business is in violation of any Environmental Laws; (iv) to the Knowledge of
Seller, there are no Liens, orders, judgments, settlements or investigations involving (A) any of the Purchased Entities, (B) any Leased Property or (C) that certain property located in Romulus, Michigan to be transferred to TBC III, Inc.
on or before the Closing Date, pursuant to Environmental Laws; and (v) no notices to, or authorizations from, any Governmental Entity pursuant to any
Environmental Laws are required in order to complete the Acquisition or as a result of entering into this Agreement, including, without limitation, any obligations triggered by the sales or transfers of businesses or real property such as by way of example the New Jersey Industrial Site Recovery Act, N.J.S.A.
13:1K-1 et seq.

Section 3.19 Employment Matters; Employees. Except as set forth on Schedule
3.19:

         (a) no Purchased Entity: (i) is party to, or has any obligation under, any collective bargaining agreement or other Contract with any labor union or organization, (ii) has any obligation to recognize or deal with any labor union or organization, (iii) has experienced any strike or material grievance, claim of unfair labor practice or other collective bargaining dispute within the past three years. No union organizational campaign is pending or, to the Knowledge of
Seller, threatened with respect to any employees of the Purchased Entities, and no question concerning representation exists respecting such employees. There are no pending or, to the Knowledge of Seller, threatened strikes, slowdowns, work stoppages or lock-outs of any kind by, or with respect to, any employees of the Purchased Entities.

         (b) there are no pending or, to Knowledge of Seller, threatened material claims or judgments in connection with, or under, any employment or labor law against the Purchased Entities.

         (c) Schedule 3.19(c) sets forth an accurate and complete list of each employee employed by the Purchased Entities as of the date hereof (each, an
"Employee").

Section 3.20 Containers. (a) Schedule 3.20(a) sets forth a list of all Owned Containers, Leased-In Containers and Managed Containers as of March
31, 2004, and with respect to each Container included thereon, sets forth (i)
the name of manufacturer, the year of manufacture and equipment type, and (ii)
whether the Container is "on-hire" or "off-hire" and, for those that are
"on-hire," sets forth the lessee and associated contract code for such
Container, and, for those that are "off-hire" sets forth the location and status of such Container.

         (b) Schedule 3.20(b) sets forth a list of each Container Lease that includes a provision granting the lessee a purchase option with respect to the
Containers subject to such Container Lease.

         (c) Each of the "on-hire" Containers set forth on Schedule 3.20(a) is subject to Container Leases that require the lessee to maintain the Containers in good repair and operating condition and in a safe condition pursuant to the
International Convention for Safe Containers. Each of the "off-hire" Containers set forth on Schedule 3.20(a) (except for Containers held for sale) has been maintained in good repair and good leaseable operating condition and are suitable and adequate in all material respects for their current use, or the
Purchased Entities have established adequate reserves for repairs to such
Containers.

                                      -24-

         Section 3.21 Warranty Claims. Except as set forth on Schedule 3.21, since January 1, 2002, no customer of any Purchased Entity has asserted in writing or requested in writing that such Purchased Entity assert a warranty claim with respect to any Container against the manufacturer thereof. Neither
Seller nor any Purchased Entity is asserting a warranty claim, nor is Seller or any Purchased Entity currently maintaining any legal action against the manufacturer of any Container or currently alleging any cause of action based on such manufacturer's breach of warranty, express or implied.

         Section 3.22 Customers and Suppliers. Schedule 3.22 sets forth a list for the twelve months ended December 31, 2003 of the top 45 revenue producing lessee customers of the Purchased Entities (collectively, the "Major
Customers"). Except as set forth on Schedule 3.22, since January 1, 2003, there has not been any material adverse change in the business relationship of any of the Purchased Entities with any Major Customer, or any manufacturer, depot agency or supplier from whom all the Purchased Entities in the aggregate purchased more than 5% of the goods or services purchased from all vendors during the twelve month period ending December 31, 2003. To the Knowledge of
Seller, there exists no present condition or state of facts or circumstances involving any Major Customer and their relationships with any Purchased Entity which would reasonably be expected to have a Business Material Adverse Effect.

         Section 3.23 Absence of Changes or Events. (a) Since March 31, 2004,
(i) there has not been any event, circumstance, condition, development or occurrence that has, or would reasonably be expected to have, a Business
Material Adverse Effect, and (ii) except as set forth in Schedule 3.23 and except for such transactions as are contemplated by this Agreement, including the negotiation thereof, each of the Purchased Entities has conducted in all material respects its respective businesses in the ordinary course consistent with past practice.

         (b) Since June 30, 2004, through the date hereof, no Purchased Entity has taken any action that would constitute a breach of clauses (a) through (o)
of Section 5.03.

         Section 3.24 Brokers and Finders. Neither Seller nor any of its
Affiliates nor any of their officers, directors or employees has incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement which could result in any liability for such fees being imposed on Purchaser or its Affiliates.

         Section 3.25 Intercompany Agreements. (a) Schedule 3.25(a) contains a complete and correct list of all contracts, arrangements, understandings, transfers of assets or liabilities, provision of goods or services or other commitments or transactions (whether or not reduced to writing), whether or not entered into in the ordinary course of business, between any Purchased Entity, on the one hand, and Seller or any of its Affiliates (other than any Purchased
Entity), on the other hand (collectively, "Intercompany Agreements").

         (b) Schedule 3.25(b) sets forth the outstanding Indebtedness owed by a
Purchased Entity to Seller or any of its Affiliates (other than any Purchased
Entity) as of the date hereof. As of the Closing there will be no outstanding
Indebtedness or other obligation owed by any Purchased Entity to Seller or any of its Affiliates (other than any Purchased Entity).

         Section 3.26 Insurance. (a) Schedule 3.26 lists all insurance policies pursuant to which any of the Purchased Entities are insured as of the date of this Agreement. Such

                                      -25-

policies are in full force and effect and, to the Knowledge of Seller, sufficiently insure against risks and liabilities customary for the Business.
Neither Seller nor any Purchased Entity have received a notice of cancellation or nonrenewal of any such policy.

         (b) Schedule 3.26 sets forth a true, complete and correct list of all insurance policies or binders of fire, liability, workmen's compensation, motor vehicle, directors' and officers' liability, errors and omissions liability, property, casualty and other forms of insurance owned by, held by, applied for by, the premiums for which are paid by, or under which any coverage is provided or available to, any Purchased Entity, but not including life insurance policies or any other employee benefit-related policies. Except for master policies held by Seller's Affiliates that name Seller and Purchased Entities as insured parties, Seller has delivered or made available to Purchaser true, complete and correct copies of such policies and binders and all pending applications for any such policies or binders.

         (c) Except as set forth in Schedule 3.26, (i) each Purchased Entity is, and has been, covered on an uninterrupted basis since January 1, 2000 by valid and effective insurance policies or binders which are in the aggregate reasonable or customary in scope and amount (including the deductible or self-insured amounts) in view of the size of, and risks attendant to, the
Business, (ii) all such policies or binders are in full force and effect, no written notice of cancellation, termination or non-renewal of any insurance policy or that the issuer of any policy is not willing or able to perform its obligations thereunder, has been received with respect to any such policy and all premiums due and payable thereon have been paid in full on a timely basis,
(iii) there are no pending or, to the Knowledge of Seller, threatened, actions to revoke, cancel, terminate or limit any material insurance policy or binder,
(iv) there are no pending or, to the Knowledge of Seller, threatened, material claims against such insurance by any of the Purchased Entities as to which the insurers have denied liability, (v) to the Knowledge of Seller, the Purchased
Entities have complied with the provisions of such policies, (vi) there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by the Purchased Entities to its insurers and
(vii) to the Knowledge of Seller, there is no inaccuracy in any application for such policies or binders which could render such policies or binders invalid or unenforceable.

Section 3.27 Foreign Corrupt Practices Act. None of the Purchased Entities, nor
to the Knowledge of Seller, any agent, employee or other Person acting on behalf of any of the Purchased Entities, has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

         Section 3.28 No Other Representations or Warranties. Except as
otherwise set forth in this Article III and without limiting the representations and warranties set forth herein and in the Ancillary Agreements, Seller makes no other representations or warranties, either express or implied, as to Seller, the Shares, the Purchased Entities or the Business. Without limiting the generality of the foregoing, Seller makes no representations or warranties to
Purchaser with respect to any projections, financial models, estimates or budgets heretofore delivered to or made available to Purchaser or with respect to future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Purchased Entities.

                                      -26-

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents, covenants and warrants to Seller as follows:

         Section 4.01 Corporate Organization and Good Standing. Purchaser is
duly organized, validly existing and in good standing under the laws of its country of incorporation, with full power and authority to carry on its business as such business is now conducted, and to own, lease or operate its assets and properties, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Acquisition (a
"Purchaser Material Adverse Effect"). Purchaser is duly qualified to do business and in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not reasonably be expected to have a Purchaser Material Adverse Effect.

         Section 4.02 Authorization. Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated by this
Agreement and by such Ancillary Agreements. Purchaser has taken all action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the Acquisition and the other transactions contemplated hereby and thereby. Purchaser has duly executed and delivered this Agreement, and this Agreement and each Ancillary Agreement to which Purchaser is a party, when duly executed and delivered by Seller and each
Purchased Entity, if any, party to any such Ancillary Agreement, as contemplated by this Agreement, will be duly authorized, executed and delivered by Purchaser and will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles.

         Section 4.03 No Conflicts or Violations; No Consents or Approvals
Required. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not (i) violate, conflict with or result in a breach of any provision of the organizational documents of Purchaser, (ii) violate, result in the termination or the acceleration of, or conflict with or constitute a default (with or without notice thereof of lapse of time) under, or result in the creation or imposition of any Lien, upon any of the properties or assets of Purchaser pursuant to, any agreement, contract, mortgage, indenture, lease, franchise, permit or other instrument to which Purchaser is a party or by which any of its properties or assets is bound or (iii) violate any Judgment or Applicable Law applicable to
Purchaser or its properties or assets, other than, in the case of clauses (ii)
and (iii) above, any such items that would not reasonably be expected to have a
Purchaser Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the

                                      -27-

execution, delivery and performance of this Agreement or the consummation of the
Acquisition other than (A) compliance with and filings under the HSR Act, and
(B) those the failure of which to obtain or make would not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of any third party that is not a Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than those the failure of which to obtain or make would not reasonably be expected to have a Purchaser Material Adverse Effect.

         Section 4.04 Litigation. There are no material claims, actions, suits, or proceedings (including, but not limited to, any arbitration proceeding) of any nature, at law or in equity, pending or, to the Knowledge of Purchaser, threatened by or against Purchaser, the directors, officers, employees, agents of Purchaser, or any of their respective Affiliates involving, affecting or relating to the transactions contemplated by this Agreement or Purchaser's ability to complete the transactions contemplated by this Agreement. Purchaser is not subject to any order, writ, judgment, award, injunction or decree of any
Governmental Entity involving, affecting or relating to the transactions contemplated by this Agreement or Purchaser's ability to complete the transactions contemplated by this Agreement.

         Section 4.05 Review. Purchaser has had the opportunity to conduct due diligence of Seller, the Purchased Entities and the Business to Purchaser's
satisfaction and has had an opportunity to discuss the Business, the operation related thereto and any and all other matters related to the Business with
Seller and the Purchased Entities to Purchaser's satisfaction.

         Section 4.06 Securities Matters. The Shares to be received by Purchaser will be acquired for investment for Purchaser's own account, not with a view to the distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.
Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

         Section 4.07 Brokers and Finders. Neither Purchaser nor any of the
Purchaser's Affiliates nor any of their officers, directors or employees has incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement which could result in any liability for such fees being imposed on Seller or its Affiliates.

         Section 4.08 Purchaser Equity Commitment. Purchaser has committed to provide an aggregate of $75,000,000 in equity funding to consummate the
Acquisition and has, and will have at Closing, available funds in such amount.

                                    ARTICLE V

                                    COVENANTS

         Section 5.01 Confidentiality. All information furnished by Seller or any of Seller's Affiliates to Purchaser or any of Purchaser's Affiliates,
agents, representatives, advisors or potential finance providers in connection with this Agreement and the transactions contemplated hereby (i) shall be deemed to be "Information" (as defined in the Non-Disclosure Agreement) for purposes of the Non-Disclosure Agreement, and (ii) shall be received in confidence and kept confidential by Purchaser and Purchaser's Affiliates, agents, representatives, advisors or finance providers in accordance with the terms and conditions of the
Non-Disclosure Agreement. All obligations of Purchaser under the

                                      -28-

Non-Disclosure Agreement with respect to information relating solely to the
Purchased Entities or the Business shall terminate simultaneously with the
Closing; all other obligations of Purchaser under the Non-Disclosure Agreement shall survive the Closing. Notwithstanding anything to the contrary contained herein or in the Non-Disclosure Agreement, the Confidentiality Obligations as
they relate to the transactions contemplated by this Agreement shall not apply to the purported or claimed Federal Income Tax treatment of the transactions
(the "Tax Treatment") or to any fact that may be relevant to understanding the purported or claimed Federal Income Tax treatment of the transactions (the "Tax
Structure"), and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the Tax Treatment and Tax Structure of the transactions contemplated by this Agreement and any materials of any kind (including any tax opinions or other tax analyses) that relate to the Tax Treatment or Tax Structure. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to any tax matter or tax idea related to the transactions contemplated by this Agreement. The preceding sentence is intended to ensure that the transactions contemplated by this Agreement shall not be treated as having been offered under conditions of confidentiality for purposes of the Confidentiality
Regulations and shall be construed in a manner consistent with such purpose.

         Section 5.02 Access. Upon the reasonable request of Purchaser, Seller shall afford to Purchaser, its counsel, accountants and other representatives full access, during normal business hours, prior to the Closing Date (or the earlier termination of this Agreement) to the depots, offices, facilities, properties, employees, contracts, books and records of Seller and the Purchased
Entities, to the extent such access or disclosure does not conflict with
Applicable Law or any confidentiality obligations of Seller or any Purchased
Entities; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the
Business.

         Section 5.03 Certain Changes and Conduct of Business. From and after the date of this Agreement and until the Closing (or the earlier termination of this Agreement), the Purchased Entities shall, and Seller shall cause the
Purchased Entities to, (i) conduct the Business in the ordinary course consistent with past practices, and (ii) use their commercially reasonable efforts to preserve the business organization of the Purchased Entities intact, keep available the services of the current officers and employees of the
Purchased Entities and maintain the material business relationships with customers, lessees, suppliers, manufacturers, depot agents and others with whom
Seller and the Purchased Entities deal with in connection with the conduct of the Business. Without limiting the generality of the preceding sentence, except as expressly authorized pursuant to the terms hereof, the Purchased Entities shall not, and Seller shall not permit the Purchased Entities to, do any of the following without obtaining the consent of the Purchaser, which shall not be unreasonably delayed (or with respect to Section 5.03(n)(ii) which shall not be unreasonably withheld or delayed; provided, however, that withholding such consent shall not be deemed unreasonable if, in the Purchaser's reasonable judgment, providing such consent would have an adverse Tax effect on Purchaser's
Tax position after Closing):

         (a) make any change in the charter documents or bylaws of such
Purchased Entity;

         (b) issue any additional shares of Capital Stock or grant any option, warrant or right to acquire any Capital Stock or issue any security convertible into or exchangeable for the Capital Stock of such Purchased Entity, alter any term of any of the outstanding securities of such Purchased Entity, or make any change in the outstanding shares of Capital Stock or other ownership interests or in the capitalization, whether by reason of a reclassification,

                                      -29-

recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

         (c) (i) issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any of the foregoing, (ii) issue any securities convertible or exchangeable for debt securities of such Purchased Entity, or (iii) issue any options or other rights to acquire directly or indirectly any debt securities of such Purchased Entity or any security convertible into or exchangeable for such debt securities;

         (d) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its Capital Stock, except as set forth on Schedule 5.08;

         (e) organize any new Subsidiary or acquire any Capital Stock or other equity securities, or equity or ownership interest in the business, of any other
Person;

         (f) modify, amend or terminate in any material respect any of its
Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

         (g) (i) incur or assume any long-term or short-term Indebtedness; (ii)
pay or satisfy any inter-company Indebtedness; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than finance leases entered into in the ordinary course of business; or (v)
enter into any commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate) involving payments by any of the Purchased Entities in excess of $500,000;

         (h) lease, license, mortgage, pledge or encumber any assets other than in the ordinary course of business and consistent with past practice or transfer, sell or dispose of any assets other than in the ordinary course of business consistent with past practice or dispose of or permit to lapse any rights to any Intellectual Property;

         (i) establish, enter into any new, or amend any existing, employment, severance, consulting or salary continuation arrangements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation, bonuses or benefits to officers, directors and employees, other than (i) pursuant to and in accordance with the terms of Transamerica Leasing
Corporation 2004 TMC Strategic Incentive Compensation Plan, Effective January 1,
2004, the Transamerica Finance Corporation 2004-2006 Retention and Incentive
Compensation Plan, Effective January 1, 2004, and the Transamerica Finance
Corporation 2004-2006 Executive Retention and Incentive Compensation Plan,
Effective January 1, 2004 (with respect to which Transamerica Finance
Corporation or any one of its Affiliates reimburses the amount of any payment by any Purchased Entity); and (ii) normal compensation increases to persons who are not officers or directors in the ordinary course of business and consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Purchased Entities;

         (j) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except (i) with respect to insurance policies obtained in connection with Container Leases or depot agreements where a Purchased Entity is a named

                                      -30-

beneficiary on a policy obtained by the lessee or depot, or (ii) where the cancelled or terminated insurance policy is replaced by a policy with comparable limits and coverage;

         (k) enter into any contract or transaction relating to the purchase of assets, except in the ordinary course of business and consistent with past practice or to the extent a Purchased Entity is bound as of the date hereof under any Contract to make such purchase;

         (l) pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice;

         (m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for the Restructuring and as otherwise set forth on Schedule 5.08;

         (n) (i) change any of the accounting methods used by it unless required by Applicable Law or GAAP or (ii) make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, file any material amended Tax Return, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment; or

         (o) commit itself to do any of the foregoing.

         Section 5.04 Seller's Trademarks and Trade Names. (a) Seller hereby grants to Purchaser a license, on a nonexclusive basis without charge, and effective upon the Closing, to use the name "Transamerica" and any derivation thereof or logo, trademark or tradename owned by Seller or its Affiliates, including but not limited to, (i) the stylized pyramid logo of Transamerica
Corporation, and (ii) any representation or likeness of the Transamerica
Building located at 600 Montgomery Street, San Francisco, California
(collectively, the "Names" and "Marks"), on the Containers included in the
Acquisition or on any containers that are acquired by Purchaser following the
Closing pursuant to the commitments by the Purchased Entities in existence as of the Closing Date for purchases of Containers, to the extent the Names and Marks appear on such Containers as of the date of the Closing or the date of purchase by Purchaser (with respect to Containers acquired following the Closing pursuant to the aforementioned commitments for Container purchases), as applicable, but only for use so long as the Names or Marks remain on such Containers.

         (b) Seller hereby grants to Purchaser a license, on a nonexclusive basis without charge, and effective upon the Closing for a maximum period of ninety (90) days from the date of the Closing, to use the name Names and Marks in connection with operation of the Business; provided that, on and after the ninetieth (90th) day from the date of Closing, and except as provided in Section
5.04(a), Purchaser shall cause each of the Purchased Entities to cease the use of the Names and Marks in connection with their respective businesses. Purchaser shall use its commercially reasonable efforts to cause, within 30 days following the Closing, each of the Purchased Entities to change its corporate name to a name that does not include the Names or Marks. Except as set forth in this
Section 5.04, Purchaser acknowledges that any license with respect to the Names and Marks between Seller, on the one hand, and any Purchased Entity, on the other hand, shall terminate as of the Closing.

                                      -31-

         Section 5.05 Termination of Intercompany Agreements. Concurrently with the Closing, Seller will, without cost to Purchaser or any of the Purchased
Entities, cause to be terminated all Intercompany Agreements (other than the
Ancillary Agreements), including, without limitation, all service agreements and any and all licenses covering the Names or the Marks. The parties acknowledge that as of the Closing Date, neither Seller nor any of its Affiliates, on the one hand, nor Purchaser nor any of its Affiliates, on the other hand, shall have any obligation to provide any support or other services to the other party relating to the Business other than those services expressly required to be provided pursuant to the Transition Services Agreement. Seller acknowledges that prior to 11:59 p.m. on the Closing Date, the Purchased Entities will be released and discharged without payment from any and all liabilities and obligations to
Seller and any of its Affiliates (other than the Purchased Entities), under or relating to any Intercompany Agreement (other than the Ancillary Agreements).

         Section 5.06 HSR Act Filings and Other Antitrust Filings. (a) Seller
shall, as promptly as practicable after the date hereof, submit a letter to the
FTC (the "FTC Letter") seeking confirmation that a notification and report form under the HSR Act is not required to be filed with respect to the Acquisition.

         (b) If the FTC objects to the conclusion set forth in the FTC Letter, then Seller and the Purchaser shall, as promptly as practicable but in no event later than ten (10) days following receipt of the FTC Letter, each file with the
Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") the
notification and report form under the HSR Act, if any, required in connection with the transactions contemplated hereby and as promptly as practicable supply any additional information, if any, requested in connection herewith pursuant to the HSR Act. Any such notification and report form and additional information, if any, submitted to the FTC or the DOJ shall be in substantial compliance with the requirements of the HSR Act. Each of Purchaser, Seller and the Purchased
Entities shall furnish to the others such information and assistance as the others may reasonably request in connection with their preparation of any filing or submission which is necessary under the HSR Act. Each of Purchaser, Seller and the Purchased Entities shall keep the others apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Purchaser, Seller and the Purchased
Entities shall use commercially reasonable efforts to obtain the termination or expiration of any applicable waiting period required under the HSR Act for the consummation of the transactions contemplated hereby. The filing fees payable under the HSR Act in connection with the transactions contemplated hereby shall be paid equally by Purchaser and Seller, and each of Purchaser and Seller shall pay its own respective costs incurred in preparation of all reports and notifications required under the HSR Act.

         (c) Each party shall cooperate with the other party in the preparation and filing of any applications, notices, registrations and responses to requests for additional information in connection with any antitrust approvals required in connection with this Acquisition by Governmental Entities outside the United
States.

         Section 5.07 No Solicitation of Competing Transaction. Until the
earlier to occur of (i) the Closing Date, or (ii) such time, if any, as this
Agreement is terminated pursuant to Article VIII, Seller shall not, and shall cause the Purchased Entities and its other Affiliates and each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person or group (other than Purchaser, any of its Affiliates or

                                      -32-

representatives) concerning any Acquisition Proposal. Until the earlier to occur of (i) the Closing Date, or (ii) such time, if any, as this Agreement is terminated pursuant to Article VIII, Seller and the Purchased Entities shall immediately notify Purchaser of the existence of any proposal or inquiry received by Seller or any of the Purchased Entities, and Seller shall immediately communicate to Purchaser the terms of any proposal or inquiry which any of them or any of the Purchased Entities may receive (and shall immediately provide to Purchaser copies of any written materials received by Seller or any of the Purchased Entities in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry. Seller and the Purchased Entities shall request (or if any of them has the contractual right to do so, demand) as of the Closing Date the return of all documents, analyses, financial statements, projections, descriptions and other data previously furnished to others in connection with Seller's efforts to sell the Purchased Entities.

         Section 5.08 Further Assurances; Restructuring. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the fulfillment of the conditions to Closing set forth herein and to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby, including without limitation, (i) Purchaser shall draw down available funding to consummate the Acquisition promptly following satisfaction (or waiver) of all of the conditions to all of the Commitment Letters, Equity Commitments and this
Agreement, and (ii) Seller shall use its commercially reasonable efforts to obtain the consents identified on Schedule 3.04.

         (b) Seller shall cause the consummation of the Restructuring on the terms set forth on Schedule 5.08.

         Section 5.09 Notice of Changes. (a) From time to time prior to the
Closing, Seller shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement to or amendment of the Disclosure Schedule made after the execution hereof pursuant to this section or otherwise shall be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement.

         (b) Seller shall give notice to Purchaser, and Purchaser shall give notice to Seller, promptly after becoming aware of (i) the occurrence or non occurrence of any event whose occurrence or non occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VII to be unsatisfied in any material respect at any time from the date hereof to the
Closing Date and (ii) any material failure of Seller or Purchaser, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.10 Employee Matters.

         (a) Effective as of the Closing Date, the Purchaser or its Affiliates
shall cause the Purchased Entities to continue to employ the Employees and shall, subject to the provisions of Section 5.10(e), provide employee benefits which are substantially comparable to the benefits

                                      -33-

they enjoyed immediately prior to the Closing Date, to the extent commercially reasonable, for a period of no less than 12 months after the Closing Date;
provided, however, that Purchaser will have no obligation to provide any U.S.
defined pension plan benefits or any equity-based compensation. Purchaser and its Affiliates shall be responsible for, and shall indemnify Seller and its
Affiliates from and against, any Losses related to any severance, termination indemnity, redundancy, compensation, benefit or other similar payment incurred by Seller or any of its Affiliates to the extent that any of the Purchased
Entities do not continue to employ the Employees on the same terms and conditions, including without limitation compensation, position, location, benefits, severance and bonus as they enjoyed immediately prior to the Closing
Date. No provision in this Section 5.10(a) shall (i) limit the Purchased
Entities' right to terminate any Employee's employment in its discretion, or
(ii) except as otherwise provided in this Agreement, require the Purchased
Entities to maintain any specific employee benefit plan, arrangement or program or any employment condition.

         (b) In furtherance of its obligations under this Section 5.10, the
Purchaser and its Affiliates shall:

             (i) cause the Purchased Entities to continue to maintain the
     Benefit Plans that transfer with the Purchased Entities by operation of law in any applicable jurisdiction; and

             (ii) establish new employee benefit or fringe benefit plans, programs, policies or arrangements as deemed appropriate by Purchaser to cover the Employees (and, to the extent appropriate, their dependents and other beneficiaries); or

             (iii) cover the Employees (and, to the extent appropriate, their dependents and other beneficiaries) under its existing employee benefit or fringe benefit plans, programs, policies or arrangements as deemed appropriate by Purchaser; or

             (iv) any combination of clauses (ii) and (iii) above.

         (c) Notwithstanding Section 5.10(b), immediately prior to the Closing,
Seller shall cause, or shall cause one of its Affiliates to cause, the Purchased
Entities to cease to be adopting employers of all Benefit Plans under which
AEGON USA, Inc. is the Plan Sponsor and the participation by Employees in all such Benefit Plans shall cease immediately prior to the Closing.

         (d) Following the Closing Date: (i) for purposes of determining eligibility to participate, vesting and benefits in plans, programs, policies and arrangements described in Sections 5.10(b)(ii) and (iii) (including vacation, severance and service awards) maintained by Purchaser or its
Affiliates ("Purchaser's Benefit Plans") for Employees, each Employee will be credited with all such Employee's years of service with a Purchased Entity, (ii)
the Purchaser shall cause the eligibility of any Employee under Purchaser's
Benefit Plans providing health and welfare benefits not to be subject to any exclusion for any pre-existing condition or waiting periods if such Employee had met the participation requirements under a Benefit Plan maintained by a Seller or an Affiliate of Seller immediately prior to the Closing, (iii) eligible expenses incurred by any Employee up to and including the Closing Date shall be taken into account for purposes of satisfying applicable deductible provisions and/or annual out-of-pocket limits, if any, under Purchaser's Benefit Plans in which such Employee is eligible to participate.

                                      -34-

         (e) Notwithstanding anything in this Agreement to the contrary, for the period commencing on the Closing Date and ending on December 31, 2004 (the
"Bonus Period"), Purchaser shall cause the Purchased Entities to provide each
Employee with the opportunity to earn a bonus equal to the bonus that such
Employee could have earned under the Transamerica 2004 TMC Strategic Incentive
Compensation Plan and the Transamerica 2004-2006 TFC Retention and Incentive
Compensation Plan (the "Bonus Plans") during the Bonus Period, had the transactions contemplated by this Agreement not taken place, using substantially the same bonus plan metrics and individual bonus targets as in effect for such
Employee immediately prior to the Closing Date under the Bonus Plans. Further, for the period commencing on the Closing Date and ending one year thereafter, the Purchased Entities shall cover Employees under a Purchaser severance policy that is no less favorable than the terms and benefits described in Section 5.03
"Benefits Upon Sale of Assets" in the Transamerica Separation Pay Plan (US) and
Transamerica Special Redundancy Program (International) severance policies set forth on Schedule 3.16 of the Companies Disclosure Schedule.

         (f) With respect to any Benefit Plan described in Section 5.10(c) which is "group health plan" under HIPAA, Seller and its Affiliates shall cause their records as to the length and dates of each group health plan participant's (and covered dependents') creditable coverage, within the meaning of HIPAA, to be transferred to the Purchased Entities. For this purpose, "participants" shall mean Employees and former employees of the Purchased Entities with respect to whom Seller and its Affiliates have any current or potential HIPAA responsibilities as of or after the Closing Date. Purchaser shall cause the
Purchased Entities to be responsible for providing timely certificates of creditable coverage (within the meaning of HIPAA) to all participants (and covered dependents), with such certificates to include and aggregate each such employee's (and covered dependents') period of creditable coverage under both the Benefit Plans described in Section 5.10(f) and Purchaser's Benefit Plans;
provided, however, that the Purchased Entities' obligation with respect to creditable coverage earned by individuals while they were employed prior to the
Closing Date shall be limited to the data provided to the Purchased Entities by
Seller and its Affiliates.

         (g) Purchaser and its Affiliates shall be responsible for providing the notices and making available the health care continuation coverage, all as required by Section 4980B of the Code, for each Employee and his or her respective covered dependents, whose qualifying event (as defined in Section
4980B of the Code) occurs after the Closing Date.

         (h) Purchaser and its Affiliates shall be responsible for providing any notice required pursuant to the Workers Adjustment Retraining and Notification
Act of 1988, any successor federal law, and any other applicable plant closing notification laws or transfer of undertaking laws, including state law, foreign laws or contractual requirements, with respect to any layoff or plant closing related to events occurring after the Closing Date and shall be solely liable for any liabilities associated with any failure to provide any such notice in a timely manner.

         (i) Immediately prior to Closing, Seller shall cause all Employees to become fully vested in their benefits, if any, under the AEGON USA, Inc. Pension
Plan, the AEGON USA, Inc. Profit Sharing Plan, the AEGON USA, Inc. Employee
Excess Restoration Plan and the AEGON USA, Inc. Executive Profit Sharing Plan.

         (j) None of Purchaser, its Affiliates or the officers, directors, employees, agents or representatives of Purchaser or its Affiliates shall contact or communicate with any Employee other than in furtherance of the transactions contemplated by this Agreement; provided, that no such persons shall communicate with any Employee with respect to general

                                      -35-

transaction announcements, future plans for the Business, future positions or future benefits without the Seller's prior written consent.

         (k) Seller shall undertake to provide to Purchaser within fifteen (15)
days of the date of this Agreement a written statement as to the amount of unfunded liabilities, determined on a termination basis, under any non-United
States Benefits Plans that are defined benefit-type pension plans.

         Section 5.11 Transaction Financing Obligations. (a) Between the date hereof and the Closing, Purchaser agrees to use its best efforts to secure all financing necessary for Purchaser to consummate the Acquisition on or before
September 30, 2004, including, without limitation, using its best efforts to obtain one or more Commitment Letters and one or more Equity Commitments on or before August 10, 2004, and to cause any conditions to Commitment Letters,
Equity Commitments or other financing to be satisfied as expeditiously as practicable; provided, however, that in fulfilling its obligation under this
Section 5.11, Purchaser shall not be obligated to pay any amounts in excess of
$10,000,000 in the aggregate to secure financing necessary to consummate the
Acquisition; provided further, that for any amount Purchaser pays in using best efforts to secure financing to consummate the Acquisition, Seller shall pay, dollar for dollar, an equal amount to assist in securing financing, up to a maximum amount of such Seller payments of $10,000,000; provided further that
Purchaser shall not be obligated to (i) commence any litigation against any financial institution or other third party unless Purchaser has received advice of counsel acceptable to both Purchaser and Seller to the effect that the initiation of any such litigation is reasonably likely to result in Purchaser securing financing necessary to consummate the Acquisition on or before
September 30, 2004, or (ii) engage or contact any third party financial institution unless Purchaser reasonably believes that (A) any of the financial institutions providing the Commitment Letters are not working in good faith to satisfy the conditions contained in such Commitment Letters; and (B) engaging any such third party financial institution is reasonably likely to result in
Purchaser securing the financing necessary to consummate the Acquisition on or prior to September 30, 2004; provided further that, in the event that Purchaser recovers or receives reimbursement of any amounts paid in fulfilling Purchaser's obligations under this Section 5.11 (including return of commitment or other fees) and Seller has paid, dollar for dollar, an equal amount, Purchaser shall pay to Seller one-half of all such recovered or reimbursed amounts, up to the amount paid by Seller, after reimbursing Purchaser and Seller on a pro-rata basis for the costs and expenses in securing such recovery.

         (b) Between the date hereof and the Closing, Seller agrees to cooperate with Purchaser in connection with Purchaser's efforts to secure such financing, including (i) cooperating with Purchaser in connection with Purchaser's obtaining appraisals of the assets of the Purchased Entities and seeking access to Seller's accountants and their work papers, (ii) making employees of the
Business available upon reasonable notice, and (iii) providing all information relating to the Business reasonably requested by Purchaser.

         (c) Between the date hereof and the Closing, Purchaser agrees to update
Seller regarding the status of the process of securing financing to consummate the Acquisition and the satisfaction of any conditions to such financing, and to provide to Seller, promptly upon reasonable request from Seller, information regarding Purchaser's financing in connection with the Acquisition and progress made in securing such financing.

         Section 5.12 Transamerica Corporation Guarantee. In order to induce
Purchaser to execute this Agreement, Transamerica Corporation (the "Guarantor")
hereby

                                      -36-

unconditionally guarantees the full and prompt payment and performance of the obligations of Seller set forth in this Agreement (the "Guaranty"). This
Guaranty shall be a continuing and irrevocable guaranty of payment and performance in accordance with the terms of this Agreement, and the Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the obligations of Seller. Guarantor hereby represents that it has all requisite corporate power and authority to undertake its obligations set forth in this Section 5.12 and to guarantee the full and prompt payment and performance of the obligations of Seller set forth in this
Agreement. This Guaranty and the rights, interests or obligations thereunder may not be assigned by Guarantor or Purchaser without the prior written consent of the other party; provided, however, that (i) Purchaser may assign its rights and obligations under the Guaranty to Affiliates of Purchaser in connection with consummating the transactions contemplated by this Agreement, and (ii) Purchaser or its permitted assignees in clause (i) above may assign its rights and obligations under the Guaranty to commercial lenders or institutional investors
(each, a "Financial Institution") as collateral in connection with financing or refinancing the Acquisition and only to a maximum of five (5) Financial
Institutions. Notwithstanding anything to the contrary, permissible Financial
Institution assignees of Guaranty shall have no rights against Guarantor or with respect to the Guaranty unless (i) Purchaser is in default of its obligations under applicable agreements between Purchaser and such Financial Institution and
(ii) such permissible Financial Institution assignees have pursued all available remedies against Purchaser. Guarantor's liability under the Guaranty shall be secondary and not that of a principle obligor. Subject to the foregoing, the
Guaranty shall inure to the benefit of and be binding upon Purchaser and
Guarantor and their respective permitted successors and assigns. Except as provided above, nothing in the Guaranty will confer upon any person or entity not a party to the Guaranty, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of the Guaranty. Guarantor shall deliver to Purchaser the unaudited consolidated financial statements of the Guarantor as of December 31 in each of the years during the term of the Guaranty, and unaudited consolidated statements of income of the Guarantor for each quarter during the term of the Guaranty;
provided, however, that before the delivery of such financial statements,
Purchaser shall enter a confidentiality agreement with the Guarantor in form and substance mutually satisfactory to both parties. At the Seller's option (which option may be exercised only once), Seller may at any time designate a substitute guarantor, provided such substitute guarantor (i) has publicly available financial statements; (ii) has a tangible net worth of not less than
$2 billion dollars, calculated in accordance with U.S. GAAP; (iii) executes a binding agreement, in form and substance reasonably satisfactory to Purchaser, acknowledging its obligation to be bound by the terms, conditions and obligations of the Guaranty set forth in this Section 5.12 of the Agreement; and
(v) is an Affiliate of Seller. This paragraph contains the entire agreement of
Guarantor with respect to the Guaranty of the obligations of Seller under this
Agreement. The terms and conditions of this Guaranty may not be waived, altered, amended or otherwise modified except in writing signed by Guarantor and
Purchaser.

         Section 5.13 Insurance. (a) The parties acknowledge and agree that, except with respect to those policies set forth on Schedule 5.13, (i) the
Purchased Entities will not continue after the Closing as named insured parties under existing insurance policies, (ii) existing insurance coverage of the
Purchased Entities will cease on the Closing Date, (iii) from and after the
Closing Date, Purchaser shall be solely responsible for all insurance coverage for the Purchased Entities and the Business and related risk of loss with respect to the Business, including the Purchased Entities' portion of any deductible or self insured retention amount in respect of insurance claims under existing insurance policies relating to pre-Closing occurrences and (iv)
Purchaser shall be responsible for administering insurance claims under existing policies that relate to pre-Closing occurrences; provided, that promptly upon receiving

                                      -37-

notice of such claims, Purchaser shall notify Seller in writing of such claim
(an "Insurance Claim"), and shall provide Seller such information as may be reasonably requested for purposes of evaluating such Insurance Claim, and shall afford Seller the opportunity to participate in the administration of such
Insurance Claim if Seller requests in writing within ten (10) Business Days of receipt of such Insurance Claim.

         (b) The parties acknowledge and agree that the assets of the Purchased
Entities at Closing shall include all proceeds from existing insurance policies for the Purchased Entities relating to pre-Closing claims or occurrences, any benefits under such insurance policies and any claims by any Purchased Entity in respect thereof, to the extent arising out of any insured loss of any Purchased
Entity covered by any such policy whether occurring prior to or after the
Closing Date. In the event Seller or any of its Affiliates (other than a
Purchased Entity) receives any such proceeds or benefits after the Closing Date,
Seller shall, or shall cause such Affiliate, to take such action as may be required under Section 5.08(a) to transfer such proceeds or benefits to
Purchaser.

                                   ARTICLE VI

                                   TAX MATTERS

         Section 6.01 Tax Returns. Seller shall, or where relevant shall cause the Purchased Entities to, timely prepare and file with the relevant Taxing
Authorities all Tax Returns of the Purchased Entities with respect to taxable periods ending on or before the Closing Date. Seller shall provide drafts of such Tax Returns, and draft copies of the pro forma Tax Returns of the Purchased
Entities that will be included in any Tax Return for any Company Group with respect to which none of the Purchased Entities is the parent, to Purchaser 60 days prior to the date such Tax Returns are due for Purchaser's review and comment. Purchaser shall, or shall cause the Purchased Entities to, timely prepare and file with the relevant Taxing Authorities all Tax Returns for any taxable periods of the Purchased Entities beginning after the Closing Date and all Tax Returns with respect to any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"). Purchaser shall furnish Seller with a draft of each Straddle Period Tax Return at least 60 days before such Tax
Return is due, and no such Tax Return shall be filed with any Taxing Authority without Seller's written consent, which consent shall not be unreasonably withheld. All Tax Returns to be prepared by Seller pursuant to this Section 6.01 and all Straddle Period Tax Returns shall be prepared on a basis consistent with applicable law and the past practices of the Purchased Entities. All Tax Returns for a taxable period including the Closing Date shall be filed on the basis that the relevant taxable period ended at the end of the day on the Closing Date, unless the relevant Taxing Authority will not accept such a Tax Return.

         Section 6.02 Indemnification for Taxes. (a) From and after the Closing, except for Taxes included in the definition of the Tax Adjustment Amount, Seller shall be liable for and shall indemnify Purchaser Indemnitees against and hold them harmless on an after-Tax basis from (i) all liability for Taxes of the
Purchased Entities and each Company Group with respect to any Pre-Closing Tax
Period, (ii) all liability (as a result of Treasury Regulation ss. 1.1502-6(a)
or otherwise) for Taxes of Seller or any other corporation which is or has ever been affiliated with Seller (other than the Purchased Entities) or with whom the
Purchased Entities otherwise joins, has ever joined, or is or has ever been required to join, in filing any consolidated, combined or unitary Tax Return prior to the Closing Date, (iii) all liability for Taxes of the Purchased
Entities or any Company Group arising (directly or indirectly) as a result of the Acquisition or the other

                                      -38-

transactions contemplated hereby (including, but not limited to, the
Restructuring), (iv) any breach of any representation or warranty contained in
Section 3.17, (v) all liability for Seller Taxes resulting from the Section
338(g) election contemplated by Section 6.07(b), (vi) all liability for Taxes resulting from the Section 338(h)(10) elections (and any comparable elections under state or local Tax law) contemplated by Section 6.07, and (vii) all liability for reasonable legal fees and expenses attributable to any item in the foregoing clauses.

         (b) Straddle Periods. In the case of any Straddle Period (i) real, personal and intangible property Taxes ("Property Taxes") of the Purchased
Entities for the Pre-Closing Tax Period shall equal the Property Taxes for such
Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii)
the Taxes of the Purchased Entities (other than Property Taxes) for the
Pre-Closing Tax Period shall be computed on a closing of the books method as of the close of business on the Closing Date. The indemnity obligation under
Section 6.02(a) in respect of Taxes for a Straddle Period shall be effected by
Seller's payment to the Purchaser, or at the Purchaser's direction, to any of the Purchased Entities, of the excess of (i) such Taxes for the Pre-Closing Tax
Period, over (ii) the amount of such Taxes paid by Seller or any of its
Affiliates (other than the Purchased Entities) at any time plus the amount of such Taxes paid by the Purchased Entities on or prior to the Closing Date and plus the amount, if any, accrued for Straddle Period Taxes reflected on the
Statement prepared pursuant to Section 2.05(a) of this Agreement to the extent such amount accrued for Straddle Period Taxes has not previously been taken into account in reducing any other indemnity payment under this Section 6.02(b). Such excess shall be paid no later than 15 Business Days prior to the date on which the Tax Return with respect to the final liability for such Taxes is required to be filed. If the amount of such Taxes paid by Seller or any of its Affiliates
(other than the Purchased Entities) at any time plus the amount of such Taxes paid by the Purchased Entities on or prior to the Closing Date exceeds the amount payable pursuant to the preceding sentence, the Purchaser shall pay to
Seller the amount of such excess within 15 Business Days after the Tax Return with respect to the final liability for such Taxes is required to be filed. The payments to be made pursuant to this Section 6.02(b) with respect to a Straddle
Period shall be appropriately adjusted to reflect any Final Determination with respect to Straddle Period Taxes.

         (c) From and after the Closing, Purchaser shall be liable for and shall indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the "Seller
Indemnitees") against and hold them harmless on an after-Tax basis from (i) all liability for Taxes of the Purchased Entities and each Company Group with respect to any Post-Closing Tax Period (other than any Taxes for which Seller is liable pursuant to Section 6.02(a)(v) of this Agreement), (ii) all liability (as a result of Treasury Regulation ss. 1.1502-6(a) or otherwise) for Taxes of
Purchaser or any other corporation which is or has ever been affiliated with
Purchaser (other than the Purchased Entities) or with whom Purchaser otherwise joins, has ever joined, or is or has ever been required to join, in filing any consolidated, combined or unitary Tax Return and (iii) all liability for reasonable legal fees and expenses attributable to any item in the foregoing clauses.

         (d) Any indemnity payment to be made under this Section 6.02, other than an indemnity payment described in Section 6.02(b), shall be paid within 30 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than 5 business days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority
(including as estimated Tax payments).

                                      -39-

         Section 6.03 Cooperation. Purchaser and Seller shall cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of all Tax Returns pursuant to this Agreement and any audit, litigation, or other proceeding related to such Tax Returns. Such cooperation shall include the retention and provision of records and information relevant to any such tax filing, audit, litigation or other matter and making employees available on a reasonable basis.

         Section 6.04 Refunds and Credits. Any refund or credit of Taxes of the
Purchased Entities for any taxable period ending on or before the Closing Date shall be for the account of Seller. Notwithstanding the foregoing, however, any such refund or credit shall be for the account of Purchaser to the extent that such refunds or credits are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period (or the portion of a Straddle Period that begins on the date after the Closing Date) of items of loss, deductions or other Tax items of the Purchased Entities (or any of their respective
Affiliates, including Purchaser). Any refund or credit of Taxes of the Purchased
Entities for any Post-Closing Tax Period shall be for the account of Purchaser.
Any refund or credit of Taxes of the Purchased Entities for any Straddle Period
shall be equitably apportioned between Seller and Purchaser. Each party shall, or shall cause its Affiliates to, forward to any other party entitled under this
Section 6.04 to any refund or credit of Taxes any such refund within 10 days after such refund is received or reimburse such other party for any such credit within 10 days after the credit is allowed or applied against other Tax liability; provided, however, that any such amounts shall be net of any Tax Cost or Tax Benefit to the payor party attributable to the receipt of such refund and/or the payment of such amounts to the payee party. The parties shall treat any payments under this section as an adjustment to the Purchase Price, unless, and then only to the extent, otherwise required by a Final Determination. The control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 6.10.

         Section 6.05 Tax Sharing Agreements. Any tax sharing agreement between
Seller and any of its Affiliates (other than the Purchased Entities) and any of the Purchased Entities shall terminate as of the Closing Date and will have no further effect for any taxable year (including the current year, a future year, or a past year).

         Section 6.06 Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by
Seller, and Seller will indemnify Purchaser on an after-Tax basis for any such
Transfer Taxes imposed on Purchaser. Seller at its own expense shall file all necessary Tax Returns and other documentation with respect to such Transfer
Taxes, unless otherwise required by applicable law. Promptly following the filing thereof, Seller will furnish to Purchaser a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Taxes. With respect to any such returns or filings required to be filed by Purchaser, Seller will pay to Purchaser, not later than five (5) Business Days before the due date for payment of such Transfer Taxes, an amount equal to the Transfer Taxes shown on such return or other filing, and Purchaser will furnish to Seller a copy of such return or other filing and a copy of a receipt showing payment of any
Transfer Taxes.

         Section 6.07 Section 338(h)(10) Election. (a) Seller and Purchaser
agree to take all actions necessary and appropriate (including timely filing such forms, Tax Returns), elections, schedules and other documents as may be required), at each party's cost and expense, to effect and preserve a timely
Section 338(h)(10) election in accordance with the requirements of Section 338 of the Code (and any corresponding elections under state or local

                                      -40-

Tax Law) (collectively, the "Section 338(h)(10) Elections") with respect to the purchase of the stock of each Purchased Entity that is a corporation organized under the laws of the U.S. (the "Section 338(h)(10) Companies"), to report the sale of such entities pursuant to this Agreement consistent with the Section
338(h)(10) Elections and to take no position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or proceeding before any Taxing
Authority, or otherwise. No later than 20 days prior to the filing date, Seller shall deposit with the Purchaser five copies of an Internal Revenue Form 8023
(entitled "Election Under Section 338 for Corporations Making Qualified Stock
Purchases") with respect to each Section 338(h)(10) Company completed as reasonably agreed by the parties and duly executed by the relevant Seller.
Purchaser shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Elections and shall provide Seller with copies of (A) any necessary corrections, amendments or supplements to such Form 8023 as reasonably agreed to by the parties or as necessary to conform the allocation of the Purchase Price to the Final
Allocation, (B) all attachments required to be filed therewith pursuant to the applicable Treasury Regulations, and (C) any comparable forms and attachments with respect to any applicable state or local elections being made pursuant to the Section 338(h)(10) Elections. Seller and Purchaser shall execute (or cause to be executed) and deliver to each other such documents or forms as are required by any Tax Laws to complete properly the Section 338(h)(10) Elections.
Seller and the Purchaser shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by Seller and the Purchaser in order to timely file the Section
338(h)(10) Elections and any other required statements or schedules. Seller and
Purchaser shall (A) promptly execute (or cause to be executed) and deliver to one another, as would be appropriate, any amendments subsequent to the filing of the Section 338(h)(10) Elections to Form 8023 (and any comparable state and local forms) and attachments which are required to be filed under applicable Law and are reasonably requested by the other party, (B) comply with all of the requirements of Section 338(h)(10) of the Code and the Treasury Regulations
thereunder, and (C) take no action inconsistent with the requirements for filing the Section 338(h)(10) Elections under the Code and the applicable Treasury
Regulations.

         (b) Purchaser shall be entitled to make an election under Section
338(g) with respect to the stock of any Purchased Entity that is not organized under the laws of the U.S. (the "Section 338(g) Elections").

         Section 6.08 Allocation of Purchase Price. The parties agree that the
Purchase Price, and the assumed liabilities will be allocated to the assets of the Section 338(h)(10) Companies in a manner consistent with Sections 338 and
338(h)(10) of the Code and the Treasury Regulations promulgated thereunder.
Purchaser shall determine the value of the assets of the Section 338(h)(10)
Companies and shall at least 60 days prior to the due date for filing any form with respect to the allocation provide Seller with an allocation of the
Purchaser's (or its Affiliates') "adjusted grossed-up basis" (within the meaning of the Treasury Regulations under Section 338 of the Code) in the shares of the
Section 338(h)(10) Companies to the assets of the Section 338(h)(10) Companies
(the "Initial Allocation"). The Initial Allocation shall be binding upon
Purchaser and Seller for purposes of allocating the "deemed selling price"
(within the meaning of the Treasury Regulations) among the assets of the affected entities; provided, however, that if Seller believes that all or a portion of the Initial Allocation is incorrect and notifies Purchaser in a writing including a description of the objection and basis supporting Seller's objections and any calculations or documentation that support the objection, within 20 days after having received the Initial Allocation, Seller and
Purchaser agree to consult and resolve in good faith any dispute arising as a result of the review of the Initial Allocation. In the event the parties are unable to resolve any dispute within 10 days following notice to the

                                      -41-

Purchaser of Seller's objection, the Selected Accounting Firm will be retained to resolve any issue in dispute within 10 days and the determination of such
Selected Accounting Firm shall be final. The Selected Accounting Firm's review shall be limited to whether a disputed item has been prepared in accordance with
Sections 338 and 338(h)(10) of the Code and the Treasury regulations promulgated thereunder. Purchaser and Seller shall then be bound by the Initial Allocation as adjusted, if necessary, to reflect the determination of the Selected
Accounting Firm (the "Final Allocation"). Notwithstanding anything to the contrary in this Agreement, the Final Allocation shall be determined no later than 20 days prior to the filing deadline of the Section 338(h)(10) Forms.
Seller and Purchaser shall bear equally all costs of the Selected Accounting
Firm. Purchaser and Seller shall file, and cause their respective Affiliates to file, all Section 338(h)(10) Forms in a manner consistent with the Final
Allocation and notwithstanding anything to the contrary in this Agreement, shall take no position inconsistent therewith unless, and then only to the extent, otherwise required by a Final Determination. For the avoidance of doubt, nothing in this Section 6.08 shall limit Purchaser's exclusive control over any election(s) made pursuant to Section 338(g) of the Code, and any filings and allocations made with respect thereto.

         Section 6.09 Calculation of Losses. The amount of any loss for which indemnification is provided under this Article VI shall be net of any amounts recoverable by the indemnified party under insurance policies with respect to such loss and shall be (i) increased to take account of any net Tax Cost to the indemnified party arising from the receipt of indemnity payments hereunder
(grossed up for such increase), and (ii) reduced to take account of any net Tax
Benefit realized by the indemnified party arising from the incurrence or payment of any such loss. In computing the amount of any such Tax Cost or Tax Benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless, and then only to the extent, otherwise required by a Final Determination.

         Section 6.10 Procedures Relating to Indemnification of Tax Claims.

         (a) Notice. If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to any Purchaser Indemnitee pursuant to Section 6.02(a) or to any Seller Indemnitee pursuant to Section
6.02(c), the party receiving the claim shall promptly notify the other party in writing of such claim (a "Tax Claim"). Failure to give notice of a Tax Claim to an indemnitor within a sufficient period of time and in reasonably sufficient detail to allow the indemnitor to effectively contest such Tax Claim shall affect the liability of the indemnitor to indemnitee only to the extent that the indemnitor's position is actually and materially prejudiced as a result thereof.

         (b) Control of Proceedings. Seller shall control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Purchased
Entities for a Pre-Closing Tax Period, and may make all decisions in connection with such Tax Claim, provided, however, that (A) Seller shall keep Purchaser fully informed with respect to the prosecution or defense of such Tax Claim, and
Purchaser shall have the right to participate in all aspects of any Tax Claim that could be reasonably expected to have a detrimental effect on Purchaser, and
(B) Seller shall not settle any such Tax Claim in a manner that would adversely affect the liability of Purchaser for any Taxes in a Post-Closing Tax Period
without prior written consent of Purchaser which consent shall not be unreasonably be withheld. Seller and Purchaser shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of

                                      -42-

the Purchased Entities for a Straddle Period, and neither party shall settle any such Tax Claim without the written consent of the other party which shall not be unreasonably be withheld. Purchaser shall control all proceedings with respect to any Tax Claims with respect to taxable periods beginning after the Closing
Date, provided, however, that (A) Purchaser shall keep Seller fully informed with respect to the prosecution or defense of such Tax Claim, and (B) Purchaser shall not settle any such Tax Claim in a manner that would adversely affect the liability of Seller for any Taxes in a Pre-Closing Tax Period without prior written consent of Seller which consent shall not be unreasonably be withheld.

         Section 6.11 FIRPTA Certificates. Seller shall deliver to Purchaser at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Purchaser and consistent with Treasury Regulation Section
1.897-2(h), certifying that the Acquisition is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

         Section 6.12 Survival. The representations in Section 3.17 shall survive the Closing and continue in full force and effect for a period beginning on the Closing Date and ending thirty (30) days following the expiration of the applicable statute of limitations, and they shall thereafter be of no further force or effect.

         Section 6.13 Governing Provisions. The provisions of this Article VI, and not those of Article IX (except for Section 9.08), shall govern all matters relating to indemnification for Taxes.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

         Section 7.01 Conditions to Obligations of Each Party. The obligations of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, on or before the Closing Date, of the conditions set forth in this Section 7.01, any one or more of which may be waived in writing by the party entitled to the benefit of such condition (subject to the provisions of Section 10.01).

         (a) No Action or Proceeding. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid in any material respect or prevents or would be violated by the consummation of the transactions contemplated hereby, or which would reasonably be expected to have a Business Material Adverse Effect, is in effect. No action or proceeding has been instituted or threatened by any Governmental Entity, other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, the result of which would reasonably be expected to have a Business Material Adverse Effect.

         (b) Government Consents. All Consents from Governmental Entities, if any, shall have been obtained. All waiting periods under the HSR Act shall have expired or been properly terminated.

         (c) Ancillary Agreements. Seller shall have executed and delivered to
Purchaser, and Purchaser shall have executed and delivered to Seller, the
Ancillary Agreements, each dated as of the Closing Date.

                                      -43-

         (d) Aegon Approval. Seller shall have received the approval of the
AEGON N.V. supervisory board (the "Aegon Approval") for the consummation of the transactions contemplated by this Agreement.

         Section 7.02 Conditions to Obligations of Purchaser. The obligations of
Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment, on or before the Closing Date, of the conditions set forth in this
Section 7.02, any one or more of which may be waived by Purchaser in writing in its discretion (subject to the provisions of Section 10.01).

         (a) Representations and Warranties; Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except to the extent that any representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect (provided, however, if a representation or warranty is qualified by "materiality" or "Business Material Adverse Effect,"
such qualifiers shall be disregarded for purposes of this Section 7.02(a)), and
Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date. At the
Closing, Seller shall have delivered to Purchaser a certificate dated as of the
Closing Date to such effect signed by its president, chief executive officer or chief financial officer.

         (b) Financing. Purchaser shall have available to it the net proceeds of
(i) the financing contemplated by the Commitment Letters and by the Equity
Commitments, or (ii) other debt and equity financing in the same aggregate amount which is on terms substantially similar to (and no less favorable in the aggregate to Purchaser than) those set forth in the Commitment Letters and the
Equity Commitments.

         (c) Resignation of Directors; Nominee Shares. Purchaser shall have received the written resignations, effective as of the Closing, of the directors of the Purchased Entities. Purchaser shall have received certificates evidencing all of the Shares and Subsidiary Shares held by nominees on behalf of Seller, duly endorsed in blank, or accompanied by stock powers duly executed in blank or such other forms of assignment so as to transfer and assign to Purchaser such
Shares and Subsidiary Shares held by nominees.

         (d) Employment Contracts. Purchaser shall have entered into an employment contract with the current President of the Business, in form and substance satisfactory to the Purchaser in the Purchaser's sole discretion.

         (e) Other Consents. Seller shall have received the material Consents listed on Schedule 7.02(e). Section 7.03 Conditions to Obligations of Seller.
The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment, on or before the Closing Date, of the conditions set forth in this Section 7.03, any one or more of which may be waived by Seller in writing in its discretion (subject to the provisions of Section 10.01).

         (a) Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except to the extent that any

                                      -44-

representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Purchaser
Material Adverse Effect, and Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date. At the Closing, Purchaser shall have delivered to
Seller a certificate dated as of the Closing Date to such effect signed by the chief executive officer or chief financial officer of Purchaser.

         (b) Purchase Price Payment. Seller shall have received the Purchase
Price in immediately available funds and in accordance with its payment instructions.

     Section 7.04 Frustration of Closing Conditions. Neither Purchaser nor
Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party's failure to act in good faith or to use its efforts to cause the Closing to occur, as required by
Section 5.08. Purchaser may not rely on the failure of the condition set forth in Section 7.02(b) to be satisfied unless Purchaser has first consulted with
Seller regarding the availability of financing and has given Seller a reasonable opportunity to assist Purchaser in securing necessary financing.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

Section 8.01 Termination. (a) Notwithstanding anything to the contrary in this
Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the
Closing:

         (i) by mutual written consent of Seller and Purchaser;

         (ii) by Seller, if any of the conditions set forth in Section 7.01 or
7.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

         (iii) by Purchaser, if any of the conditions set forth in Section 7.01 or 7.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser;

         (iv) by Seller or Purchaser, if the Closing does not occur on or prior to September 30, 2004;

         (v) by Seller, if Purchaser has not delivered to Seller, on or before
August 10, 2004, the Commitment Letters and the Equity Commitments; or

         (vi) by Purchaser, if the Aegon Approval has not been obtained on or before August 2, 2004;

provided, however, that the party seeking termination pursuant to clause (ii),
(iii), (iv), (v) or (vi) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this
Agreement.

                                      -45-

         (b) In the event of termination by Seller or Purchaser pursuant to this
Section 8.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

         (i) Purchaser shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to Seller all documents and other material received from Seller or any of its Affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

         (ii) all confidential information received by Purchaser, its directors, officers, employees, agents, representatives or advisors with respect to the business of Seller and its Affiliates and the Purchased Entities
     (whether or not related to the Business) shall be treated in accordance with the Section 5.01, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         Section 8.02 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.01 relating to the obligation of
Purchaser to keep confidential certain information and data obtained by it from
Seller or Seller's representatives, (ii) Section 5.07 relating to payment of fees in connection with HSR Act filings and other foreign antitrust filings,
(iii) Section 10.06 relating to certain expenses, (iv) Section 8.01 and this
Section 8.02 and (v) Section 10.03 relating to publicity. Nothing in this
Section 8.02 shall be deemed to release any party from any liability for any breach by such party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

                                   ARTICLE IX

                                 INDEMNIFICATION

         Section 9.01 Survival of Certain Representations and Warranties. The
representations and warranties set forth in Article III and Article IV shall generally survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date, and they shall thereafter be of no further force or effect. Notwithstanding the foregoing, the representations and warranties of Seller contained in Sections 3.02 (Ownership of Capital
Stock), 3.03 (Authorization), 3.17 (Tax Matters) and 3.18 (Environmental
Matters) shall survive the Closing and continue in full force and effect for a period beginning on the Closing Date and ending thirty (30) days following the expiration of the applicable statute of limitations, and they shall thereafter be of no further force or effect. Except with respect to those covenants and agreements regarding actions contemplated to be taken prior to the Closing set forth in Sections 5.02 (Access), 5.03 (Certain Changes and Conduct of Business),
5.05 (Termination of Intercompany Agreements), 5.06 (HSR Act Filings and Other
Antitrust Filings), 5.07 (No Solicitation of Competing Transaction), 5.08(b)
(Restructuring), 5.09 (Notice of Changes) and 5.11 (Transaction Financing), each of which shall survive the Closing for eighteen (18) months after the Closing
Date, all covenants and agreements of the parties contained in this Agreement shall survive the Closing for their respective periods set forth in this
Agreement.

                                      -46-

         Section 9.02 Indemnification by Seller. Subject to the limitations set forth in Section 9.05, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, employees, agents and representatives (the
"Purchaser Indemnitees") from and against any and all losses, damages, liabilities, costs or expenses, including reasonable third-party attorneys' fees and court costs (collectively, "Losses"), to the extent arising or resulting from any of the following:

         (a) any breach of any representation or warranty of Seller contained in this Agreement;

         (b) any breach of any covenant of Seller contained in this Agreement;

         (c) the sale by Transamerica Leasing Inc. of its minority interest in
Indian Container Leasing Co. Ltd.;

         (d) the Restructuring or any Reorganized Subsidiary;

         (e) litigation or claims relating to any business of the Seller or its
Affiliates other than the Business;

         (f) any contingent liability described in a note to the Combined
Financial Statements which is not reflected on Schedule 9.02(f); or

         (g) any liability related to the underfunding of the Transamerica UK
Pension Scheme.

         Section 9.03 Indemnification by Purchaser. Subject to the limitations set forth in Section 9.05, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and each of its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the "Seller Indemnitees") from and against any and all Losses, to the extent arising or resulting from any of the following:

         (a) any breach of any representation or warranty of Purchaser contained in this Agreement;

         (b) any breach of any covenant of Purchaser contained in this
Agreement;

         (c) any claim against Seller or any Affiliate of Seller relating to the failure by Seller to obtain any Consent set forth on Schedule 7.02(e) that
Purchaser has waived; or

         (d) any claim against Seller or any Affiliate relating to events occurring after the Closing in connection with Indemnified Guarantees.

         Section 9.04 Indemnification Procedures.

         (a) Procedures Relating to Indemnification of Third Party Claims. If
any party (the "Indemnified Party") receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 9.02 or 9.03 (a "Third Party Claim"), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other party (the "Indemnifying Party") with written

                                      -47-

notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.
Failure of the Indemnified Party to give such notice will not relieve the
Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby.
The Indemnifying Party will have 30 days from receipt of any such notice of a
Third Party Claim to give notice to assume the defense thereof. If notice to the effect set forth in the immediately preceding sentence is given by the
Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice. So long as the Indemnifying Party has assumed the defense of the
Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying
Party and (iii) the Indemnifying Party will not (A) admit to any wrongdoing or
(B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief, in each case, without the prior written consent of the Indemnified Party (such written consent will not be withheld or delayed unreasonably). The parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the
Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party's prior written consent.

         (b) Procedures for Non-Third Party Claims. The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, giving rise to the claim of indemnity pursuant hereto. The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party will have 30 days from receipt of any such notice to give notice of dispute of the claim to the
Indemnified Party. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

         Section 9.05 Limitations on Indemnification. (a) Notwithstanding the
foregoing provisions of this Article IX,

         (i) Seller shall not be responsible pursuant to Section 9.02(a) (except in connection with a breach of representations and warranties contained in
     Sections 3.02 (Ownership of Capital Stock), 3.17 (Tax Matters) and 3.18
     (Environmental Matters)), for (x) any Losses suffered by any Purchaser
     Indemnitee unless the aggregate of all Losses suffered by the Purchaser
     Indemnitees exceeds, on a cumulative basis, an amount equal to Ten Million
     Dollars ($10,000,000) (the "Indemnity Threshold"), and then from the first dollar to the full extent of such Losses, or (y) any individual items where the Loss relating thereto is less than Two Thousand Five Hundred Dollars
     ($2,500) (provided that any Losses arising out of one or more claims involving or arising out of the same or

                                      -48-

     substantially similar facts, events or circumstances shall be aggregated as one claim for purposes of determining whether the basket set forth in this Section 9.05(a)(i)(y) applies) ("Minor Claims"), unless the aggregate of amount of Minor Claims exceeds Fifty Thousand
     ($50,000), and then only to the extent of any such excess (subject to the Indemnity Threshold); and

         (ii) the aggregate liability of Seller hereunder, pursuant to Section
     9.02(a) (except in connection with a breach of representations and warranties contained in Sections 3.02 (Ownership of Capital Stock), 3.17
     (Tax Matters) and 3.18 (Environmental Matters)), for Losses suffered by the
     Purchaser Indemnitees shall in no event exceed Two Hundred Million Dollars
     ($200,000,000). In no event shall Seller be obligated to indemnify the
     Purchaser Indemnitees or any other person with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Closing Date Payment, if any, pursuant to Section 2.05.

         (b) Notwithstanding the foregoing provisions of this Article IX,

         (i) Purchaser shall not be responsible, pursuant to Section 9.03(a), for (x) any Losses suffered by any Seller Indemnitee unless the aggregate of all Losses suffered by the Seller Indemnitees exceeds the Indemnity
     Threshold, and then from the first dollar to the full extent of such
     Losses, or (y) any individual items where the Loss relating thereto is a
     Minor Claim (provided that any Losses arising out of one or more claims involving or arising out of the same or substantially similar facts, events or circumstances shall be aggregated as one claim for purposes of determining whether the basket set forth in this Section 9.05(b)(i)(y)
     applies), unless the aggregate of amount of Minor Claims exceeds Fifty
     Thousand ($50,000), and then only to the extent of any such excess (subject to the Indemnity Threshold); and

         (ii) the aggregate liability of Purchaser hereunder, pursuant to
     Section 9.03(a), for Losses suffered by the Seller Indemnitees shall in no event exceed Two Hundred Million Dollars ($200,000,000).

         (c) Neither party hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party's breach of its representations, warranties or covenants hereunder.

         Section 9.06 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses that an Indemnified Party asserts under this Article IX. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such Losses, then notwithstanding anything else to the contrary contained herein, neither Seller nor Purchaser, as the case may be, shall be required to indemnify any
Indemnified Party for that portion of any Losses that could reasonably be expected to have been avoided through the exercise of such commercially reasonable efforts.

         Section 9.07 Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b)
reduced to take account of any net Tax benefit actually realized by the
Indemnified Party arising from the incurrence or payment of any such indemnified amount. In computing the

                                      -49-

amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount.

         Section 9.08 Tax Treatment of Indemnification. For all Tax purposes,
Purchaser and Seller agree to treat (and shall cause each of their respective
Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Final Purchase Price unless a final determination provides otherwise.

Section 9.09 Exclusivity of Indemnification. The indemnification provisions of this Article IX are intended to provide the exclusive remedy as to all Losses that any party hereunder may incur arising from or relating to the transactions contemplated by this Agreement. Each party hereby waives, to the extent that it may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation; provided, however, that the foregoing shall not be interpreted to limit the types of remedies, including specific performance or other equitable remedies, which may be sought by an Indemnitee in connection with a breach of any covenant or agreement contained herein and shall not limit any available remedy for fraud or a willful misrepresentation or breach by another party.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         Section 10.01 Amendment, Modification and Waiver. This Agreement may be
amended, modified or superseded and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. In the event any party waives in writing any term or condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, such party shall be deemed forever to have waived any claim it may have had against the other party with respect to compliance with such term or condition or the breach of such provision, term, covenant, representation or warranty contained in this
Agreement.

         Section 10.02 Assignability, Parties in Interest and No Third Party
Beneficiaries. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that Purchaser may assign any of its rights and obligations under this Agreement before Closing to one or more of its Affiliates, it being agreed and understood that one or more of
Purchaser's Affiliates may be designated to acquire one or more of the Purchased
Entities, provided such Purchaser Affiliate agrees in writing to be bound by the terms herein applicable to Purchaser and provided Purchaser agrees to remain liable hereunder and to perform its duties and obligations hereunder; provided further, that Purchaser or any permissible Affiliate assignee hereunder may also assign its rights and obligations under this Agreement to a Financial
Institution as collateral in connection with financing or refinancing the
Acquisition and only to a maximum of five (5) Financial Institutions.
Notwithstanding anything to the contrary, permissible Financial Institution assignees shall have no rights against Seller or its Affiliates unless (i)
Purchaser is in default of its obligations under applicable agreements between
Purchaser and such Financial Institution and (ii) such permissible Financial
Institution assignees have pursued all available remedies against Purchaser.
Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon Purchaser and Seller and their respective permitted

                                      -50-

successors and assigns. Except as provided above, nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

         Section 10.03 Publicity. No press release or other public announcement or disclosure related to this Agreement or the transactions contemplated herein
(including but not limited to the terms and conditions of this Agreement) shall be issued or made without the prior approval of Purchaser, on the one hand, and
Seller, on the other hand. The foregoing shall not prohibit any disclosure required by law; provided that such disclosure is made pursuant to Section 5.01 hereof and that the disclosing party consults with the other parties, to the extent practicable, at least two (2) Business Days in advance of such disclosure.

         Section 10.04 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one
Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

    (a) If to Seller, to:

        Transamerica Finance Corporation
        9399 West Higgins Road, Suite 600
        Rosemont, IL 60018
        Attention:  Rosario A. Perrelli
        Fax Number:  (847) 685-1146

        Transamerica Finance Corporation
        9399 West Higgins Road, Suite 600
        Rosemont, IL 60018
        Attention:  Vincent Hillery, Esq.
        Fax Number:  (847) 685-1143

        (with copies to:)

        Gibson, Dunn & Crutcher LLP
        1050 Connecticut Avenue, N.W.
        Washington, D.C. 20036
        Attention:  Stephanie Tsacoumis, Esq.
        Fax Number:  (202) 530-9613

or to such other person or address as Seller furnishes to Purchaser in writing.

                                      -51-

    (b) if to the Purchaser, to:

        Klesch & Company Limited
        105 Wigmore Street
        London W1U 1QY
        Attention:  David Green
        Fax Number:  011 44 (0)20 7493 2525

        (with copies to:)

        Cadwalader, Wickersham & Taft LLP
        100 Maiden Lane
        New York, NY  10038
        Attention:  Louis J. Bevilacqua, Esq.
        Fax Number:  (212) 504-6666

        or to such other person or address as Purchaser shall furnish to Seller in writing.

         Section 10.05 Complete Agreement. This Agreement, including the
Schedules (and the Introduction thereto) and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 10.01 hereof, the Non-Disclosure Agreement and the Ancillary Agreements, including the schedules, exhibits and annexes thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement, the Non-Disclosure Agreement or the Ancillary Agreements
other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder. In the event of any conflict between the provisions of this Agreement (including the Schedules (and the Introduction thereto) and Exhibits hereto), on the one hand, and the provisions of the Non-Disclosure Agreement or the Ancillary Agreements
(including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

         Section 10.06 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this
Agreement and the Ancillary Agreements including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party; provided, however, that in the event the Aegon Approval has not been obtained on or before August 2, 2004, Seller shall reimburse Purchaser for
Purchaser's reasonable out-of-pocket expenses paid to third parties (including reimbursement of employees for their out-of-pocket expenses) in connection with the financing of the Acquisition up to an amount not to exceed Five Million
Dollars ($5,000,000).

         Section 10.07 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that

                                      -52-

any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         Section 10.08 Governing Law. This Agreement and any disputes arising under or related thereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the
State of New York, without reference to its conflicts of law principles.

         Section 10.09 Jurisdiction. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern
District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.

         Section 10.10 Waiver of Trial by Jury. Each party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

         Section 10.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                      -53-

                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed, all as of the day and year first above written.

                                 KLESCH & COMPANY LIMITED

                                By:    /s/ A. Gary Klesch
                                    --------------------------------------------
                                    Name:  A. Gary Klesch
                                    Title: Chairman

                                TA LEASING HOLDING CO, INC.

                                By:    /s/ Ross Perrelli
                                    --------------------------------------------
                                    Name:  Ross Perrelli
                                    Title: CEO

                                TRANSAMERICA CORPORATION,
                                  in its capacity as Guarantor
                                  pursuant to Section 5.12

                                By:    /s/ Vincent Hillery
                                    --------------------------------------------
                                    Name:  Vincent Hillery
                                    Title: Executive Vice President

                                      -54-